UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K
                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

               Date of Report (date of earliest event reported):
                               February 24, 2004


                               ROTO-ROOTER, INC.
            (Exact name of registrant as specified in its charter)


      Delaware                          1-8351                  31-0791746
(State or other jurisdiction   (Commission File Number)     (I.R.S. Employer
  of incorporation)                                      Identification Number)


        2600 Chemed Center, 255 East Fifth Street, Cincinnati, OH 45202
        (Address of principal executive offices)              (Zip Code)


              Registrant's telephone number, including area code:
                                (513) 762-6900


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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

     On December 18, 2003, we and Marlin Merger Corp., a wholly owned indirect subsidiary of ours ("Marlin"), entered into a merger agreement with Vitas Healthcare Corporation ("Vitas"). The merger agreement provides for the merger of Marlin into Vitas, with Vitas surviving the merger as an indirect wholly owned subsidiary of ours (the "Acquisition"). In connection with the Acquisition, the following transactions occurred (collectively with the Acquisition, the "Transactions") on February 24, 2004:

     o Pursuant to the merger agreement, we paid to the holders of the 63% of Vitas common stock that we did not own, merger consideration of $30.00 in cash per share of common stock. The aggregate amount of the merger consideration paid by us to the holders of common stock, options and warrants of Vitas in connection with the Acquisition was approximately $313.9 million.

     o We repaid approximately $67.3 million in existing indebtedness of Vitas, including accrued interest.

     o We repaid approximately $29.4 million of our existing indebtedness including a $3.0 million make-whole payment on our 7.31% Senior Notes due 2008-2012 and accrued interest.

     o We paid Hugh A. Westbrook, the former Chairman and Chief Executive Officer of Vitas, $25.0 million pursuant to a non-competition and consulting agreement and will make severance payments totaling $2.3 million to two other officers of Vitas.

     o    Mr. Westbrook repaid his $8.0 million note payable to Vitas.

     o We entered into new $135.0 million senior secured credit facilities consisting of a $35.0 million term loan and a $100.0 million revolving credit facility (the "New Credit Facility"). We borrowed the entire $35.0 million available under the term loan and $40.0 million under the revolving credit facility. In addition, we requested the issuance of approximately $26 million in letters of credit under the revolving credit facility to replace previous letters of credit in that amount.

     o We sold 2,000,000 shares of our capital stock at a price of $50.00 per share, before estimated expenses of $435,000.

     o We issued $110 million principal amount of floating rate senior secured notes due 2010 ("Floating Rate Notes").

     o We issued $150 million principal amount of 8 3/4% senior notes due 2011 ("Fixed Rate Notes").


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     o    Our warrant C providing for the purchase of 1.6 million additional shares of Vitas common stock was cancelled.

     o We incurred estimated transaction fees and expenses of approximately $20.0 million. Of this amount, we allocated approximately $14.1 million to deferred debt costs, $5.5 million to the purchase price of Vitas and $435,000 to the cost of issuing our capital stock.

     Effective with the closing of the Transactions, Timothy S. O'Toole, one of our directors and executive officers, replaced Mr. Westbrook as Chief Executive Officer of Vitas. Kevin J. McNamara, one of our directors and our Chief Executive Officer, replaced Mr. Westbrook as Chairman of Vitas.

     We issued a press release announcing the Transactions, a copy of which is filed as Exhibit 99.1.


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ITEM 5.   OTHER EVENTS AND REQUIRED FD DISCLOSURE

     We are filing this Current Report on Form 8-K to disclose certain information about our business. As used in this Current Report on Form 8-K, unless otherwise indicated or the context otherwise requires, the terms "Roto-Rooter," "we," "the Company," "us" and "our" refer to Roto-Rooter, Inc. together with its subsidiaries including, where applicable, Vitas after the Transactions, and "Vitas" refers to Vitas Healthcare Corporation together with its subsidiaries.

                          FORWARD-LOOKING STATEMENTS

     This Current Report on Form 8-K contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements generally can be identified by use of statements that include words such as "anticipate", "estimate", "expect", "project", "intend", "plan", "believe" and other words and terms of similar meaning, although not all forward-looking statements contain such words. Statements that describe our objectives, plans or goals are also forward-looking statements. These forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Factors that could materially affect these forward-looking statements can be found in our periodic reports filed with the SEC and herein under the heading "Risk Factors" below. Potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this Current Report on Form 8-K are made only as of the date of this Current Report on Form 8-K, and we undertake no obligation to publicly update these forward-looking statements to reflect new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events might or might not occur. We cannot assure you that projected results or events will be achieved.

                                 RISK FACTORS

     The following are some of the factors that could cause our actual results to differ materially from the expected results described in our forward-looking statements.

                         RISKS RELATED TO OUR BUSINESS

THE AGREEMENTS AND INSTRUMENTS GOVERNING OUR OUTSTANDING DEBT WILL CONTAIN RESTRICTIONS AND LIMITATIONS THAT COULD SIGNIFICANTLY IMPACT OUR ABILITY TO OPERATE OUR BUSINESS.

     The operating and financial restrictions and covenants in our new credit facilities and the indentures governing our Floating Rate Notes restrict our ability to:

     o    incur additional debt;

     o pay dividends, make redemptions and purchases of Capital Stock and make other restricted payments;

     o    issue and sell capital stock of subsidiaries;


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     o    sell assets;

     o    engage in transactions with affiliates;

     o    restrict distributions from subsidiaries;

     o    incur liens;

     o    engage in businesses other than permitted businesses;

     o    engage in sale/leaseback transactions;

     o    engage in mergers or consolidations;

     o    make capital expenditures;

     o    make guarantees;

     o    make investments and acquisitions;

     o    enter into operating leases;

     o    hedge interest rates; and

     o    prepay other debt.

     Moreover, if we are unable to meet the terms of the financial covenants or if we breach any of these covenants, a default could result under one or more of these agreements. A default, if not waived by our lenders or noteholders, could accelerate repayment of our outstanding indebtedness. If an acceleration were to occur, we may not be able to repay our debt and it is unlikely that we would be able to borrow sufficient additional funds to refinance such debt on acceptable terms. In the event of any default under our new credit facilities, the lenders thereunder could elect to declare all outstanding borrowings, together with accrued and unpaid interest and other fees, to be due and payable, any of which would be an event of default under the indentures governing the Floating Rate Notes and the Fixed Rate Notes.

WE DEPEND ON OUR MANAGEMENT TEAM AND THE LOSS OF THEIR SERVICES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Our success depends to a large extent upon the continued services of our executive management team. The loss of key personnel could have a material adverse effect on our business, financial condition, results of operations and cash flows. Additionally, we cannot assure you that we will be able to attract or retain other skilled personnel in the future.


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WE FACE INTENSE COMPETITION FROM NUMEROUS, FRAGMENTED COMPETITORS.  IF WE DO
NOT COMPETE EFFECTIVELY, OUR BUSINESS MAY SUFFER.

     We face intense competition from numerous competitors, many of whom have less leverage than we do. The sewer, drain and pipe cleaning, heating/air-conditioning services and plumbing repair businesses are highly fragmented, with the bulk of the industries consisting of local and regional competitors. We compete primarily on the basis of advertising, range of services provided, name recognition, speed and quality of customer service, service guarantees and pricing. Our competitors may succeed in developing new or enhanced products and services more successful than ours and in marketing and selling existing and new products and services better than us. In addition, new competitors may emerge. We cannot make any assurances that we will continue to be able to compete successfully with any of these companies.

OUR OPERATIONS ARE SUBJECT TO NUMEROUS LAWS AND REGULATIONS, EXPOSING US TO POTENTIAL CLAIMS AND COMPLIANCE COSTS THAT COULD ADVERSELY AFFECT OUR BUSINESS.

     We are subject to federal, state and local laws and regulations relating to franchising, insurance and other aspects of our business. If we fail to comply with existing or future laws and regulations, we may be subject to governmental or judicial fines and sanctions. Our franchising activities are subject to various federal and state franchising laws and regulations, including the rules and regulations of the Federal Trade Commission (the "FTC") regarding the offering or sale of franchises. The rules and regulations of the FTC require us to provide all of our prospective franchisees with specific information regarding us and our franchise program in the form of a detailed franchise offering circular. In addition, a number of states require us to register our franchise offering prior to offering or selling franchises in such states. Various state laws also provide for certain rights in favor of franchisees, including (i) limitations on the franchisor's ability to terminate a franchise except for good cause, (ii) restrictions on the franchisor's ability to deny renewal of a franchise, (iii) circumstances under which the franchisor may be required to purchase certain inventory of franchisees when a franchise is terminated or not renewed in violation of such laws and (iv) provisions relating to arbitration. The ability to engage in the plumbing repair business is also subject to certain limitations and restrictions imposed by state and local licensing laws and regulations. In addition, Service America's home and service warranty operations are regulated by the Florida and Arizona Departments of Insurance. In accordance with certain Florida regulatory requirements, Service America maintains cash with the Department of Insurance as well as additional unencumbered reserves. Service America's air conditioning and appliance repair and maintenance business is also subject to certain limitations imposed by state and local licensing laws and regulations. We cannot predict what legislation or regulations affecting our business will be enacted in the future, how existing or future laws or regulations will be enforced, administered or interpreted, or the amount of future expenditures that may be required to comply with these laws or regulations. Compliance costs associated with governmental regulations could have a material adverse effect on our business, financial condition and results of operations.


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ENVIRONMENTAL COMPLIANCE COSTS AND LIABILITIES COULD INCREASE OUR EXPENSES AND
ADVERSELY AFFECT OUR FINANCIAL CONDITION.

     Our operations are subject to numerous environmental, health and safety laws and regulations that prohibit or restrict the discharge of pollutants into the environment and regulate employee exposure to hazardous substances in the workplace. Failure to comply with these laws could subject us to material costs and liabilities, including civil and criminal fines, costs to cleanup contamination we cause and, in some circumstances, costs to cleanup contamination we discover on our own property but did not cause.

     Because we use and generate hazardous materials in some of our operations, we are potentially subject to material liabilities relating to the cleanup of contamination and personal injury claims. In addition, we have retained certain environmental liabilities in connection with the sale of former businesses. We are currently funding the cleanup of historical contamination at one of our former properties and contributing to the cleanup of third-party sites as a result of our sale of Dubois Chemicals Inc. Although we have established a reserve for these liabilities, actual cleanup costs may exceed our current estimates due to factors beyond our control, such as the discovery of additional contamination or the enforcement of more stringent cleanup requirements. New laws and regulations or their stricter enforcement, the discovery of presently unknown conditions or the receipt of additional claims for indemnification could require us to incur costs or become the basis for new or increased liabilities that could have a material adverse effect on our business, financial condition and results of operations.

AN ADVERSE RULING AGAINST US IN CERTAIN LITIGATION COULD HAVE AN ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     We are involved in litigation incidental to the conduct of our business currently and from time to time. The damages claimed against us in some of these cases are substantial.

     We are party to a class action lawsuit filed in the Third Judicial Circuit Court of Madison County, Illinois in June of 2000 alleging that certain of our plumbing services were performed by unlicensed employees in violation of state law and that we failed to disclose such information to customers in violation of state consumer fraud laws. The Plaintiff moved for a certification of a class of customers in 32 states who allegedly paid for plumbing work performed by unlicensed employees. The Plaintiff also moved for partial summary judgment on grounds that the licensed apprentice plumber who installed his faucet did not work under the direct personal supervision of a licensed master plumber. On June 19, 2002, the trial judge certified an Illinois-only plaintiffs class and granted summary judgment for the named party Plaintiff on the issue of liability, finding a violation of the Illinois Plumbing License Act and the Illinois Consumer Fraud Act based upon our representation of a licensed apprentice as a plumber. Due to the complex legal and other issues involved, we cannot estimate the amount of liability, if any, related to this matter.

     On April 5, 2002, Michael Linn, an attorney, filed a class action complaint against us in the Court of Common Pleas, Cuyahoga County, Ohio, alleging that the miscellaneous parts charge charged by one of our subsidiaries, Roto-Rooter Services Company ("Services"), violated the Ohio Consumer Sales Practices Act. We contend that such miscellaneous parts charge,


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which is included within the estimate approved by Services' customers, is a fully disclosed component of Services' pricing. On February 25, 2003, the trial court certified a nationwide class of customers who paid the miscellaneous parts charge from October 1999 to July 2002. We are appealing this order and believe the ultimate disposition of this lawsuit will not have a material effect on our financial position.

     We cannot assure you that we will prevail in either of the two cases described above. Regardless of the outcome, such litigation is costly to manage, investigate and defend, and the related defense costs, diversion of management's time and related publicity may adversely affect the conduct of our business and the results of our operations.

                       RISKS RELATED TO VITAS' BUSINESS

VITAS IS HIGHLY DEPENDENT ON PAYMENTS FROM MEDICARE AND MEDICAID. IF THERE ARE CHANGES IN THE RATES OR METHODS GOVERNING THESE PAYMENTS, VITAS' NET PATIENT SERVICE REVENUE AND PROFITS COULD MATERIALLY DECLINE.

     95.2%, 95.4% and 95.4% of Vitas' net patient service revenue for the years ended September 30, 2001, 2002 and 2003, respectively, and 95.8% of Vitas' net patient service revenue for the three months ended December 31, 2003, consisted of payments from the Medicare and Medicaid programs. Such payments are made primarily on a "per diem" basis, subject to an annual expenditure cap. Because Vitas receives a per diem fee to provide eligible services to all patients, Vitas' profitability is largely dependent upon its ability to manage the costs of providing hospice services to patients. Increases in operating costs, such as labor and supply costs that are subject to inflation, without a compensating increase in Medicare and Medicaid rates, could have a material adverse effect on Vitas' business in the future. Medicare and Medicaid currently adjust the various hospice payment rates annually based on the increase or decrease of the medical care expenditure category of the Consumer Price Index. However, the increases usually have been less than actual inflation. Vitas' profitability could be negatively impacted if this adjustment were eliminated or reduced, or if Vitas' costs of providing hospice services increased more than the annual adjustment. In addition, cost pressures resulting from shorter patient lengths of stay and the use of more expensive forms of palliative care, including drugs and drug delivery systems, could negatively impact Vitas' profitability. Many payors are increasing pressure to control health care costs. In addition, both public and private payors are increasing pressure to decrease, or limit increases in, reimbursement rates for health care services. Vitas' levels of revenues and profitability will be subject to the effect of possible reductions in coverage or payment rates by third-party payors, including payment rates from Medicare and Medicaid.

     Each state that maintains a Medicaid program has the option to provide reimbursement for hospice services at reimbursement rates generally required to be at least as much as Medicare rates. All states in which Vitas operates cover Medicaid hospice services; however, we cannot assure you that the states in which Vitas is presently operating or states into which Vitas could expand operations will continue to cover Medicaid hospice services. In addition, the Medicare and Medicaid programs are subject to statutory and regulatory changes, retroactive and prospective rate and payment adjustments, administrative rulings, freezes and funding reductions, all of which may adversely affect the level of program payments and could have a


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material adverse effect on Vitas' business. We cannot assure you that Medicare and/or Medicaid payments to hospices will not decrease. Reductions in amounts paid by government programs for services or changes in methods or regulations governing payments could cause Vitas' net patient service revenue and profits to materially decline.

ALMOST 40% OF VITAS' HOSPICE PATIENTS RESIDED IN NURSING HOMES AT DECEMBER 31, 2003. CHANGES IN THE LAWS AND REGULATIONS REGARDING PAYMENTS FOR HOSPICE SERVICES AND "ROOM AND BOARD" PROVIDED TO VITAS' HOSPICE PATIENTS RESIDING IN NURSING HOMES COULD REDUCE ITS NET PATIENT SERVICE REVENUE AND PROFITABILITY.

     For Vitas' hospice patients receiving nursing home care under certain state Medicaid programs who elect hospice care under Medicare or Medicaid, the state generally must pay Vitas, in addition to the applicable Medicare or Medicaid hospice per diem rate, an amount equal to at least 95% of the Medicaid per diem nursing home rate for "room and board" furnished to the patient by the nursing home. Vitas contracts with various nursing homes for the nursing homes' provision of certain "room and board" services that the nursing homes would otherwise provide Medicaid nursing home patients. Vitas bills and collects from the applicable state Medicaid program an amount equal to approximately 95% of the amount that would otherwise have been paid directly to the nursing home under the state's Medicaid plan. Under Vitas' standard nursing home contracts, it pays the nursing home for these "room and board" services at approximately 100% of the Medicaid per diem nursing home rate.

     The reduction or elimination of Medicare or Medicaid payments for hospice patients residing in nursing homes would reduce Vitas' net patient service revenue and profitability. In addition, changes in the way nursing homes are reimbursed for "room and board" services provided to hospice patients residing in nursing homes could affect Vitas' ability to serve patients in nursing homes and would adversely affect Vitas' net patient service revenue and profitability.

IF VITAS IS UNABLE TO MAINTAIN RELATIONSHIPS WITH EXISTING PATIENT REFERRAL SOURCES OR TO ESTABLISH NEW REFERRAL SOURCES, VITAS' GROWTH AND PROFITABILITY COULD BE ADVERSELY AFFECTED.

     Vitas' success is heavily dependent on referrals from physicians, long-term care facilities, hospitals and other institutional health care providers, managed care companies, insurance companies and other patient referral sources in the communities that its hospice locations serve, as well as on its ability to maintain good relations with these referral sources. Vitas' referral sources may refer their patients to other hospice care providers or not to a hospice provider at all. Vitas' growth and profitability depend significantly on its ability to establish and maintain close working relationships with these patient referral sources and to increase awareness and acceptance of hospice care by its referral sources and their patients. We cannot assure you that Vitas will be able to maintain its existing relationships or that it will be able to develop and maintain new relationships in existing or new markets. Vitas' loss of existing relationships or its failure to develop new relationships could adversely affect its ability to expand or maintain its operations and operate profitably. Moreover, we cannot assure you that awareness or acceptance of hospice care will increase or remain at current levels.


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VITAS OPERATES IN AN INDUSTRY THAT IS SUBJECT TO EXTENSIVE GOVERNMENT
REGULATION AND CLAIMS REVIEWS, AND CHANGES IN LAW AND REGULATORY
INTERPRETATIONS COULD REDUCE ITS NET PATIENT SERVICE REVENUE AND PROFITABILITY AND ADVERSELY AFFECT ITS FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     The health care industry is subject to extensive federal, state and local laws, rules and regulations relating to, among others:

     o    payment for services;

     o conduct of operations, including fraud and abuse, anti-kickback prohibitions, self-referral prohibitions and false claims;

     o    privacy and security of medical records;

     o    employment practices; and

     o various state approval requirements, such as facility and professional licensure, certificate of need, compliance surveys and other certification or recertification requirements.

     Changes in these laws, rules or regulations or in interpretations thereof could reduce Vitas' net patient service revenue and profitability.

     FRAUD AND ABUSE LAWS. As a provider of services under the Medicare and Medicaid program, Vitas is subject to federal and state health care program fraud and abuse laws. The fraud and abuse provisions of the Social Security Act (the "Anti-Kickback Law") prohibit the knowing offer, payment, solicitation or receipt of any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, in return for the referral of patients for items or services, or arranging for the furnishing of items or services, for which payment may be made under government health care programs. Violations of these provisions may result in civil and criminal penalties and exclusion from participation in Medicare and state health programs such as Medicaid. The broad language of the Anti-Kickback Law has been interpreted by the courts and governmental enforcement agencies in a manner that could impose liability on health care providers for engaging in a wide variety of business transactions. Because the breadth of the law has the potential to sweep into the prohibition many legitimate business activities, Congress included certain exceptions in the statute and authorized the Secretary of the Department of Health and Human Services ("HHS") to promulgate, by regulation, additional "safe harbors." The "safe harbors" supply additional exceptions to the sweeping prohibitions of the Anti-Kickback Law. However, the statutory exceptions and regulatory safe-harbors are narrow and may not cover many common business arrangements between hospices and other health care providers. Vitas contracts with a significant number of health care providers and practitioners, including physicians, hospitals and nursing homes and arranges for these entities to provide services to Vitas' patients. Some of these health care providers and practitioners may refer, or be in a position to refer, patients to Vitas (or Vitas may refer patients to them). These arrangements may not qualify for a safe harbor. Vitas from time to time seeks guidance from regulatory counsel as to the changing and evolving interpretations and the potential applicability of the


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Anti-Kickback Law to its programs, and in response thereto, takes such actions as it deems appropriate. Vitas generally believes that its contracts and arrangements with providers, practitioners and suppliers should not be found to violate the Anti-Kickback Law. However, we cannot assure you that such laws will ultimately be interpreted in a manner consistent with Vitas' practices.

     Several health care reform proposals have included an expansion of the Anti-Kickback Law to include referrals of any patients regardless of payor source, which is similar to the scope of certain laws that have been enacted at the state level. In addition, a number of states in which Vitas operates have laws, which vary from state to state, prohibiting certain direct or indirect remuneration or fee-splitting arrangements between health care providers, regardless of payor source, for the referral of patients to a particular provider.

     The federal Ethics in Patients Referral Act, Section 1877 of the Social Security Act (commonly known as the "Stark Law") prohibits physicians from referring Medicare or Medicaid patients for "designated health services" to entities in which they hold an ownership or investment interest or with whom they have a compensation arrangement, subject to certain statutory or regulatory exceptions. We cannot assure you that future statutory or regulatory changes will not result in hospice services being subject to the Stark Law's ownership, investment, compensation or referral prohibitions. Several states in which Vitas operates have similar laws which likewise are subject to change. Any such changes could adversely affect the business, financial condition and operating results of Vitas.

     Further, under separate statutes, submission of claims for items or services that are "not provided as claimed" may lead to civil money penalties, criminal fines and imprisonment and/or exclusion from participation in Medicare, Medicaid and other federally funded state health care programs. These false claims statutes include the federal False Claims Act, which allows any person to bring a suit on behalf of the federal government, known as a qui tam action, alleging false or fraudulent Medicare or Medicaid claims or other violations of the statute and to share in any amounts paid by the entity to the government in fines or settlement. Any entity found to be violating the False Claims Act may be liable for up to $11,000 per false claim and treble the amount of damages the federal government is found to have sustained because of the false claims.

      CERTIFICATE OF NEED LAWS. Many states, including Florida, have certificate of need laws or other similar health planning laws that apply to hospice care providers. These states may require some form of state agency review or approval prior to opening a new hospice program, to adding or expanding hospice services, to undertaking significant capital expenditures or under other specified circumstances. Approval under these certificate of need laws is generally conditioned on the showing of a demonstrable need for services in the community. Vitas may seek to develop, acquire or expand hospice programs in states having certificate of need laws. To the extent that state agencies require Vitas to obtain a certificate of need or other similar approvals to expand services at existing hospice programs or to make acquisitions or develop hospice programs in new or existing geographic markets, Vitas' plans could be adversely affected by a failure to obtain a certificate or approval. In addition, competitors may seek administratively or judicially to challenge such an approval or proposed approval by the state agency, and Vitas has been defending against such a challenge in connection with the development of its Palm Beach


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County, Florida hospice program. Such a challenge, whether or not ultimately successful, could adversely affect Vitas.

     OTHER FEDERAL AND STATE REGULATIONS. The federal government and all states regulate various aspects of the hospice industry and Vitas' business. In particular, Vitas' operations are subject to federal and state health regulatory laws, including those covering professional services, the dispensing of drugs and certain types of hospice activities. Certain of Vitas' employees are subject to state laws and regulations governing professional practice. Vitas' operations are subject to periodic survey by governmental authorities and private accrediting entities to assure compliance with applicable state licensing, and Medicare and Medicaid certification and accreditation standards, as the case may be. From time to time in the ordinary course of business, Vitas receives survey reports noting deficiencies for alleged failure to comply with applicable requirements. Vitas reviews such reports and takes appropriate corrective action. The failure to effect such action could result in one of Vitas' hospice programs being terminated from the Medicare hospice program. Any termination of one or more of Vitas' hospice locations from the Medicare hospice program could adversely affect Vitas' net patient service revenue and profitability and adversely affect its financial condition and results of operations. The failure to obtain, renew or maintain any of the required regulatory approvals, certifications or licenses could materially adversely affect Vitas' business and could prevent the programs involved from offering products and services to patients. In addition, laws and regulations often are adopted to regulate new products, services and industries. We cannot assure you that either the states or the federal government will not impose additional regulations on Vitas' activities, which might materially adversely affect Vitas.

     CLAIMS REVIEW. The Medicare and Medicaid programs and their fiscal intermediaries and other payors periodically conduct pre-payment or post-payment reviews and other reviews and audits of health care claims, including hospice claims. As a result of such reviews or audits, Vitas could be required to return any amounts found to be overpaid, or amounts found to be overpaid could be recouped through reductions in future payments. There is pressure from state and federal governments and other payors to scrutinize health care claims to determine their validity and appropriateness. During the past several years, Vitas' claims have been subject to review and audit. We cannot assure you that reviews and/or similar audits of Vitas' claims will not result in material recoupments, denials or other actions that could have a material adverse effect on Vitas' business, financial condition and results of operations.

     REGULATION AND PROVISION OF CONTINUOUS HOME CARE. Vitas provides continuous home care to patients requiring such care. Continuous home care is provided to patients while at home, during periods of crisis when intensive monitoring and care, primarily nursing care, is required in order to achieve palliation or management of acute medical symptoms. Continuous home care requires a minimum of 8 hours of care within a 24-hour day, which begins and ends at midnight. The care must be predominantly nursing care provided by either a registered nurse or licensed practical nurse.

     Continuous home care can be challenging for a hospice to provide for a number of reasons, including the need to have available sufficient skilled and trained staff to furnish such care, the need to manage the staffing and provision of such care, and a shortage of nurses that can make it particularly difficult to attract and retain the nurses that are required to furnish a


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majority of such care. Medicare reimbursement for continuous home care is calculated by multiplying the applicable continuous home care hourly rate by the number of hours of care provided.

     Medicare reimbursement for continuous home care is subject to a number of requirements posing further challenges for a hospice providing such care. For example, if a patient requires skilled interventions for palliation or symptom management that can be accomplished in less than 8 aggregate hours within the 24-hour period, if the majority of care can be accomplished by someone other than a registered nurse or a licensed practical nurse (e.g., if a majority of care is furnished by a home health aide or homemaker), or if for any reason less than 8 hours of direct care are provided (such as when a patient dies before 8 AM even if 7 or more hours of care has been provided), the care rendered cannot be reimbursed by Medicare at the continuous home care rate (although the care instead may be eligible for Medicare reimbursement as a routine home care day). As a result of such requirements, Vitas may incur the costs of providing services intended to be continuous home care services yet be unable to bill or be reimbursed for such services at the continuous home care rate. We cannot assure you that challenges in providing continuous home care will not cause Vitas' net patient service revenue and profits to materially decline or that reviews and/or similar audits of Vitas' claims will not result in material recoupments, denials or other actions that could have a material adverse effect on Vitas' business, financial condition and results of operations.

     COMPLIANCE. Vitas maintains an internal regulatory compliance review program and from time to time retains regulatory counsel for guidance on compliance matters. We cannot assure you, however, that Vitas' practices, if reviewed, would be found to be in compliance with applicable health regulatory laws, as such laws ultimately may be interpreted, or that any non-compliance with such laws would not have a material adverse effect on Vitas.

NEW FEDERAL AND STATE LEGISLATIVE AND REGULATORY INITIATIVES RELATING TO PATIENT PRIVACY COULD REQUIRE VITAS TO EXPEND SUBSTANTIAL SUMS ON ACQUIRING AND IMPLEMENTING NEW INFORMATION SYSTEMS, WHICH COULD NEGATIVELY IMPACT ITS PROFITABILITY.

     There are currently numerous legislative and regulatory initiatives at both the state and federal levels that address patient privacy concerns. In particular, regulations issued under the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") require Vitas to protect the privacy and security of patients' individual health information. The HHS published final regulations addressing patient privacy on December 28, 2000, which were modified on August 14, 2002 (the "Privacy Rule"). Vitas was required to comply with the Privacy Rule by April 14, 2003. In August of 2000, HHS published final regulations establishing health care transaction standards and code sets for the electronic transmission of health care information in connection with certain transactions, such as billing or benefit authorizations (the "Transactions Standard"). Vitas was required to comply with the Transactions Standard by October 16, 2003. HHS published final regulations addressing the security of such health information on February 20, 2003 (the "Security Rule"), and Vitas will be required to comply with the Security Rule by April 21, 2005. Because the final Security Rule has only recently been issued and compliance is not yet required, we cannot predict the total financial or other impact of the regulations on Vitas' operations. In addition, although Vitas' management believes it is in compliance with the requirement of the Privacy Rule and the Transactions Standard, we cannot assure you that Vitas will not be found to have violated the Privacy Rule or the Transactions Standard. Compliance with the HIPAA requirements could require Vitas to make substantial investments, which could negatively impact its profitability.

VITAS' GROWTH STRATEGIES MAY NOT BE SUCCESSFUL, WHICH COULD ADVERSELY AFFECT ITS BUSINESS.

     A significant element of Vitas' growth strategy is expected to include expansion of its business by developing new hospice locations in new and existing markets. This aspect of Vitas' growth strategy may not be successful, which could adversely impact its growth and profitability. We cannot assure you that Vitas will be able to:

     o identify markets that meet its selection criteria for new hospice locations;

     o hire and retain qualified management teams to operate each of its new hospice locations;

     o manage a large and geographically diverse group of hospice locations;

     o    become Medicare and Medicaid certified in new markets;

     o generate sufficient hospice admissions in new markets to operate profitably in these new markets;

     o    compete effectively with existing hospices in new markets; or

     o obtain state licensure and/or a certificate of need from appropriate state agencies in new markets.

     In addition to growing existing locations and developing new hospice locations, Vitas' growth strategy is expected to include expansion through the acquisition of other hospices. We cannot assure you that Vitas' acquisition strategy will be successful. The success of Vitas' acquisition strategy depends upon a number of factors, including:

     o    its ability to identify suitable acquisition candidates;

     o its ability to negotiate favorable acquisition terms, including purchase price, which may be adversely affected due to increased competition with other buyers;

     o    the availability of financing on favorable terms, or at all;

     o its ability to integrate effectively the systems and operations of acquired hospices;

     o    its ability to retain key personnel of acquired hospices; and

     o    its ability to obtain required regulatory approvals.

     Acquisitions involve a number of other risks, including diversion of management's attention from other business concerns and assuming known or unknown liabilities of acquired hospices, including liabilities for failure to comply with health care laws and regulations. Integrating acquired hospices may place significant strains on Vitas' current operating and financial systems and controls. Vitas may not successfully overcome these risks or any other problems encountered in connection with its acquisition strategy.

     In addition, since 1990, Vitas has acquired hospice programs in Florida, California and Ohio, some of which involved acquisitions of hospice programs from not-for-profit entities. Vitas believes that acquisitions of not-for-profit programs are generally more complex than acquisitions from for-profit entities and that a substantial number of acquisition opportunities are likely to involve acquisitions from not-for-profit entities. Such acquisitions are subject to provisions of the Internal Revenue Code and, in certain states, state attorney general powers, which have been interpreted to require that the consideration paid for the assets purchased be at fair market value and, where applicable, that any fees paid for services be reasonable. In many states there is no mechanism for state attorney general pre-clearance of transactions to assure that applicable standards have been met. Entities that acquire not-for-profit hospices could face potential liability if the acquisition transaction is not structured to comply with Internal Revenue Code and state law requirements, and in some cases the transaction could be enjoined or subject to rescission. Recently, the acquisition of not-for-profit businesses, including the fairness of the purchase price paid, has received increasing regulatory scrutiny by state attorneys general and other regulatory authorities. Although Vitas believes that reasonable actions have been taken to date to establish the fair market value of assets purchased in prior acquisitions of hospice operations from not-for-profit entities and the reasonableness of fees paid for services, we cannot assure you that such transactions or any future similar transactions will not be challenged or that, if challenged, the results of such challenge would not have a material adverse effect on Vitas' business.

VITAS' LOSS OF KEY MANAGEMENT PERSONNEL OR ITS INABILITY TO HIRE AND RETAIN SKILLED EMPLOYEES COULD ADVERSELY AFFECT ITS BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Vitas' future success significantly depends upon the continued service of its senior management personnel. The loss of one or more of Vitas' key senior management personnel or its inability to hire and retain new skilled employees could negatively impact Vitas' ability to maintain or increase patient referrals, a key aspect of its growth strategy, and could adversely affect its future operating results. See "Risks Relating to our Acquisition of Vitas - Key Vitas employees are party to severance agreements that are triggered by the consummation of the Transactions. Loss of such employees could adversely affect our combined business."

     Upon the closing of the Transactions, Hugh A. Westbrook, one of Vitas' founders, will cease to be Chief Executive Officer and Chairman of Vitas. Timothy S. O'Toole, one of our directors and our Executive Vice President and Treasurer, will replace Mr. Westbrook as Chief Executive Officer of Vitas, and Kevin J. McNamara, one of our directors and our Chief Executive Officer, will replace Mr. Westbrook as Chairman of Vitas. Mr. O'Toole also is a current director of Vitas. In addition, two other senior executives of Vitas are expected to retire upon the closing of the Transactions.

     Competition for skilled employees is intense, and the process of locating and recruiting skilled employees with the combination of qualifications and attributes required to care effectively for terminally ill patients and their families can be difficult and lengthy. We cannot assure you that Vitas will be successful in attracting, retaining or training highly skilled nursing, management, community education, operations, admissions and other personnel. Vitas' business could be disrupted and its growth and profitability negatively impacted if it is unable to attract and retain skilled employees.

A NATIONWIDE SHORTAGE OF QUALIFIED NURSES COULD ADVERSELY AFFECT VITAS' PROFITABILITY, GROWTH AND ABILITY TO CONTINUE TO PROVIDE QUALITY, RESPONSIVE HOSPICE SERVICES TO ITS PATIENTS AS NURSING WAGES AND BENEFITS INCREASE.

     Vitas currently employs approximately 2,400 nurses on a full-time and part-time basis. Vitas depends on qualified nurses to provide quality, responsive hospice services to its patients. The current nationwide shortage of qualified nurses impacts some of the markets in which Vitas provides hospice services. In response to this shortage, Vitas has adjusted its wages and benefits to recruit and retain nurses and to engage contract nurses. Vitas' inability to attract and retain qualified nurses could adversely affect its ability to provide quality, responsive hospice services to its patients and its ability to increase or maintain patient census in those markets. Increases in the wages and benefits required to attract and retain qualified nurses or an increase in reliance on contract nurses could negatively impact profitability.

VITAS MAY NOT BE ABLE TO COMPETE SUCCESSFULLY AGAINST OTHER HOSPICE PROVIDERS, AND COMPETITIVE PRESSURES MAY LIMIT ITS ABILITY TO MAINTAIN OR INCREASE ITS MARKET POSITION AND ADVERSELY AFFECT ITS PROFITABILITY, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Hospice care in the United States is highly competitive. In many areas in which Vitas' hospices are located, they compete with a large number of organizations, including:

     o    community-based hospice providers;

     o    national and regional companies;

     o    hospital-based hospice and palliative care programs;

     o    physician groups;

     o    nursing homes;

     o    home health agencies;

     o    infusion therapy companies; and

     o    nursing agencies.

     Various health care companies have diversified into the hospice market. For example, several large long-term care providers and other health care providers have entered into the hospice business directly or through affiliates. Accordingly, other companies, including hospitals and health care organizations that are not currently providing hospice care, may enter the markets Vitas serves and expand the variety of services offered to include hospice care. We cannot assure you that Vitas will not encounter increased competition in the future that could limit its ability to maintain or increase its market position, including competition from parties in a position to impact referrals to Vitas. Such increased competition could have a material adverse effect on Vitas' business, financial condition and results of operations.

CHANGES IN RATES OR METHODS OF PAYMENT FOR VITAS' SERVICES COULD ADVERSELY AFFECT ITS REVENUES AND PROFITS.

     Managed care organizations have grown substantially in terms of the percentage of the population that is covered by such organizations and in terms of their control over an increasing portion of the health care economy. Managed care organizations have continued to consolidate to enhance their ability to influence the delivery of health care services and to exert pressure to control health care costs. Vitas has a number of contractual arrangements with managed care organizations and other similar parties.

     Vitas provides hospice care to many Medicare beneficiaries who receive their non-hospice health care services from health maintenance organizations ("HMOs") under Medicare risk contracts. Under such contracts between HMOs and the federal Department of Health and Human Services, the Medicare payments for hospice services are excluded from the per-member, per-month payment from Medicare to HMOs and instead are paid directly by Medicare to the hospices. As a result, Vitas' payments for Medicare beneficiaries enrolled in Medicare risk HMOs are processed in the same way with the same rates as other Medicare beneficiaries. The federal Balanced Budget Act codified that reimbursement for hospice services provided to beneficiaries enrolled in Medicare HMOs and the Medicare + Choice plans be paid by Medicare directly to hospice programs rather than to Medicare managed care plans. We cannot assure you, however, that payment for hospice services will continue to be excluded from HMO payment under Medicare risk contracts and similar Medicare managed care plans or that if not excluded, managed care organizations or other large third-party payors would not use their power to influence and exert pressure on health care providers to reduce costs in a manner that could have a material adverse effect on Vitas' business, financial condition and results of operations.

LIABILITY CLAIMS MAY HAVE AN ADVERSE EFFECT ON VITAS, AND ITS INSURANCE COVERAGE MAY BE INADEQUATE.

     Participants in the hospice industry are subject to lawsuits alleging negligence, product liability or other similar legal theories, many of which involve large claims and significant defense costs. From time to time, Vitas is subject to such lawsuits. The ultimate liability for claims, if any, could have a material adverse effect on its financial condition or operating results. Although Vitas currently maintains liability insurance intended to cover the claims, we cannot assure you that the coverage limits of such insurance policies will be adequate or that all such claims will be covered by the insurance. In addition, Vitas' insurance policies must be renewed annually and may be subject to cancelation during the policy period. While Vitas has been able to obtain liability insurance in the past, such insurance varies in cost, is difficult to obtain and may not be available in the future on terms acceptable to Vitas, if at all.

     A successful claim in excess of the insurance coverage could have a material adverse effect on Vitas. Claims, regardless of their merit or eventual outcome, also may have a material adverse effect on Vitas' business and reputation due to the costs of litigation, diversion of management's time and related publicity.

     Vitas procures professional liability coverage on a claims-made basis. The insurance contracts specify that coverage is available only during the term of each insurance contract. Vitas' management intends to renew or replace the existing claims-made policy annually but such coverage is difficult to obtain, may be subject to cancelation and may be written by carriers that are unable, or unwilling to pay claims. During fiscal 2001, Vitas was notified that one of its prior carriers was ordered into rehabilitation, and in early fiscal 2002, into liquidation, creating the possibility that certain prior year claims could be underinsured or uninsured. Certain claims have been asserted where the coverage would be the responsibility of this prior carrier and/or other carriers that may not have the financial wherewithal to satisfy the claims. Additionally, some risks and liabilities, including claims for punitive damages, are not covered by insurance.

A SIGNIFICANT REDUCTION IN THE CARRYING VALUE OF VITAS' GOODWILL COULD HAVE A MATERIAL ADVERSE EFFECT ON ITS TOTAL ASSETS AND RESULTS OF OPERATIONS.

     A substantial portion of Vitas' total assets consists of intangible assets, including goodwill. Goodwill accounted for approximately 28% of Vitas' total assets as of December 31, 2003. Any event that results in a significant reduction in the carrying value of Vitas' goodwill could have a material adverse effect on its total assets and results of operations.

                  RISKS RELATING TO OUR ACQUISITION OF VITAS

COMBINING OUR BUSINESS WITH THAT OF VITAS MAY PROVE TO BE DISRUPTIVE AND COULD RESULT IN THE COMBINED BUSINESSES FAILING TO MEET OUR EXPECTATIONS.

     We cannot be sure that we will realize the anticipated benefits of the Acquisition. Vitas is in a different line of business than we are, and the combined company following the Transactions will be significantly larger. The future operation of the combined company may pose different and greater challenges than our management has experienced in the past and may require substantial attention from our management, which may limit the amount of time available to be devoted to our day-to-day operations or to the execution of our business strategy. Changes in our senior management and that of Vitas following consummation of the Transactions could impair relationships with employees and parties with which we have business relationships. We may not adequately anticipate all the demands that our growth will impose on our personnel, procedures and structures, including our financial and reporting control systems, data processing systems and management structure. If we cannot adequately anticipate and respond to these demands, the performance of the combined businesses may not meet our expectations.

     In addition, under the agreement governing the Acquisition, we have agreed to assume certain Vitas liabilities. If Vitas' known liabilities are greater than projected, or if there are obligations of Vitas of which we are not aware at the time the Acquisition is completed, we will not receive indemnification from any party to cover costs associated with those liabilities. As a result, we could incur liabilities that could adversely affect our business, financial condition and operating results.

KEY VITAS EMPLOYEES ARE PARTY TO SEVERANCE AGREEMENTS THAT ARE TRIGGERED BY THE CONSUMMATION OF THE TRANSACTIONS. LOSS OF SUCH EMPLOYEES COULD ADVERSELY AFFECT OUR COMBINED BUSINESS.

     Twenty-three senior employees of Vitas are party to special severance agreements. Under the terms of those agreements, if such employee leaves Vitas within the two year period after a change of control of Vitas, the employee is entitled to a severance payment equal to two times his or her current base salary plus an average of his or her annual bonus for the previous two years. We have not yet discussed the signing of new employment agreements with these employees, and do not know what the costs of signing new employment agreements with such employees will be. If all 23 such employees opted not to sign new employment agreements with us, and instead opted to resign and take the special severance payments, the cost to the combined company would be approximately $12 million. While we will attempt to sign new employment agreements with such employees, there can be no assurance that such employees will sign new employment agreements and remain employed at the Company following the consummation of the Transactions. Loss of one or more of such key employees of Vitas could adversely affect our future operating results.



                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF

            FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF VITAS

     The following is a discussion of Vitas' results of operations and current financial position. This discussion should be read in conjunction with, and is qualified in its entirety by reference to, Vitas' consolidated financial statements and related notes previously filed by us on our Current Report on Form 8-K/A dated February 23, 2004. The discussion of Vitas' results of operations and financial condition includes various forward-looking statements about Vitas' markets, the demand for its products and services and its future results. Vitas' actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to those described under "Risk Factors."

                                   OVERVIEW

     Vitas is the largest provider of hospice services in the United States in terms of both average daily census and net revenue from patient services. Vitas began operations in South Florida in 1978. Through the growth of existing programs, the development of new programs and acquisitions, it now provides service through 25 hospice programs serving patients in eight states. In the five years ended September 30, 2003, Vitas increased its patient census by 51% primarily as a result of growth of existing programs. Patient census at September 30, 2003, was approximately 7,862 patients. In 2003, Vitas' net patient revenue was $420.1 million, which represents a 17% increase over fiscal 2002 net patient revenue of $359.2 million and a 31.5% increase over fiscal 2001 net patient revenue of $319.5 million. For the fiscal years ended September 30, 2003, 2002 and 2001, Vitas recorded net income of $13.7 million, $13.8 million and $12.3 million, respectively. Net income for the year ended September 30, 2003, included a pretax charge of $4.1 million ($2.5 million on an after-tax basis) due to a loss from early extinguishment of debt.

                       NET REVENUE FROM PATIENT SERVICES

     Net revenue from patient services is recognized as services are rendered and is reported at the estimated net realizable amounts due from third-party payors, primarily Medicare and Medicaid. Medicare and Medicaid payments are calculated using daily or hourly rates for each of the three levels of care that Vitas delivers and are adjusted based on geographic location. Payors may deny payment for services in whole or in part on the basis that such services are not eligible for coverage and do not qualify for reimbursement. Vitas adjusts gross revenue from patient services for contractual adjustments based on historical experience.


                                 YEAR ENDED SEPTEMBER 30,
                              ------------------------------
% OF SERVICES PROVIDED UNDER:     2001     2002     2003
                                 -----    -----    -----
Medicare                          89.0     89.4     89.9
Medicaid                           6.2      6.0      5.5


     Vitas classifies its services based on the location and type of care delivery. The major classifications are Home Care, Continuous Care and Inpatient Care. Home Care is routine care provided to patients and their families residing at home or in a nursing facility. Inpatient Care is short-term care provided in a participating hospice unit, hospital or skilled nursing facility that meets hospice standards. Continuous Care is care provided to patients at home, during periods of crisis when intensive monitoring and care, primarily nursing care, is required to achieve palliation or management of acute medical symptoms. The tables below show the percent of revenues and percentage days of care for each classification for the fiscal years ended September 30, 2003, 2002 and 2001 and the three months ended December 31, 2003:

THREE MONTHS ENDED DECEMBER 31, 2003

        Type of Service         % of Revenues           % Days of Care
        ---------------         -------------           --------------
        Home Care                   68.8                    90.7

        Continuous Care             16.9                     5.0

        Inpatient Care              14.3                     4.3


FISCAL YEAR 2003

        Type of Service         % of Revenues           % Days of Care
        ---------------         -------------           --------------
        Home Care                   68.0                    90.4

        Continuous Care             15.9                     4.8

        Inpatient Care              16.1                     4.8

FISCAL YEAR 2002

        Type of Service         % of Revenues           % Days of Care
        ---------------         -------------           --------------
        Home Care                   68.2                    90.5

        Continuous Care             14.8                     4.5

        Inpatient Care              17.0                     5.0


FISCAL YEAR 2001

        Type of Service         % of Revenues           % Days of Care
        ---------------         -------------           --------------
        Home Care                   68.4                    90.6

        Continuous Care             13.1                     4.0

        Inpatient Care              18.5                     5.4

     The principal factors that impact net patient service annual revenue are Vitas' average daily census, levels of care provided to its patients and changes in Medicare and Medicaid payment rates. Average daily census is affected by the number of patients referred by new and existing referral sources, and admitted into Vitas' hospice programs, and average length of stay of those patients once admitted. Average length of stay is impacted by patients' decisions of when to enroll in hospice care after diagnoses of terminal illnesses and, once enrolled, the length of the terminal illnesses. Vitas' average hospice length of stay has increased from 52 days in fiscal 2002 to 55 days in fiscal 2003.

     Payment rates under the Medicare and Medicaid programs are generally indexed for inflation annually; however, the increases have historically been less than actual inflation. On October 1, 2002 and on October 1, 2003, the base Medicare payment rates for hospice care increased by approximately 3.4% each year over the base rates previously in effect in the prior year. These rates were further adjusted by the hospice wage index. Any future reductions in the rate of increase in Medicare and Medicaid payments may have an adverse impact on Vitas' net patient service revenue and profitability.

                                   EXPENSES

     Because Vitas generally receives fixed payments for its hospice services, its profitability is largely dependent on its ability to manage the expenses of providing hospice services. Vitas recognizes expenses as incurred and classifies expenses as either hospice program expenses or central support services expenses. Hospice program expenses primarily include salaries for direct patient care, local hospice non-patient care salaries, related employee fringe benefits, pharmaceuticals, medical equipment and supplies, inpatient costs, nursing home room and board expenses, net of Medicaid payments and local hospice administrative expenses. Central support services includes centralized corporate executive management, financial, information technology, human resources, clinical research, legal, strategic planning, development, operations support, training and other services supporting Vitas' hospice programs from Vitas' corporate headquarters in Miami, Florida. Length of stay impacts Vitas' direct hospice care expenses as a percentage of net patient service revenue because, if lengths of stay decline, direct hospice care expenses, which are often highest during the latter days of care for a patient, are spread over fewer days of care. Expenses are normally higher during the latter days of care because patients generally require greater hospice services, including drugs, medical equipment and nursing care at that time due to their deteriorating medical condition. These increased expenses reduce Vitas' profitability because Vitas generally receives fixed payments for its hospice services. In addition, cost pressures resulting from the use of more expensive forms of palliative care, including drugs and drug delivery systems, could negatively impact Vitas' profitability.

     For the patients receiving nursing home care under a state Medicaid program who elect hospice care under Medicare or Medicaid, Vitas contracts with nursing homes for the nursing homes' provision to patients of room and board services. In addition to the applicable Medicare or Medicaid hospice daily or hourly rate, the state must pay Vitas an amount equal to at least 95% of the Medicaid daily nursing home rate for room and board furnished to the patient by the nursing home. Under Vitas' standard nursing home contracts, Vitas pays the nursing home for these room and board services at the Medicaid daily nursing home rate. These costs, net of Medicaid payments, are included in hospice program expenses.

                             RESULTS OF OPERATIONS

     The following table sets forth selected consolidated income statement data as a percentage of net patient revenue for the periods indicated:

                                          YEAR ENDED SEPTEMBER 30,
                                       ------------------------------
                                         2001       2002       2003
                                       -------    -------    -------
Net revenue from patient services       100.0%     100.0%     100.0%
Operating expenses:
  Hospice program expenses               78.1       78.3       79.0
  Central support services               10.9       11.0       10.9
  Provision for bad debts                 1.6        1.5        1.3
  Depreciation and amortization           2.0        1.4        1.2
                                       ------     ------     ------
Income from operations                    7.5        7.8        7.6
Interest and other income                 0.2        0.2        0.2
Interest expense                         (1.1)      (1.6)      (1.4)
Loss from early extinguishment of debt     --         --       (1.0)
                                       ------     ------     ------
Income before income taxes                6.5        6.4        5.4
Provision for income taxes                2.7        2.6        2.2
Net income                                3.9%       3.8%       3.3%
                                       ======     ======     ======

Year Ended September 30, 2003 Compared to Year Ended September 30, 2002

     Net revenue from patient services increased $60.9 million, or 16.9%, from $359.2 million in 2002 to $420.1 million in 2003 due primarily to an increase in average daily census of 797, or 12.6%, from 6,320 in 2002 to 7,117 in 2003. Increases in patient referrals from existing and new referral sources, resulting in increased billable days, provided approximately $45.8 million, or 75.2% of this increase in net revenue, including $4.8 million from development of new hospices. The remaining increase of $15.1 million, or 24.7%, came from increases in billable days related to inpatient and continuous care levels of service and, to a lesser extent, increases in payment rates. Net revenue from patient services per day of care was $155.72 and $161.72 in 2002 and 2003, respectively. This increase was primarily due to overall increases in Medicare payment rates for hospice services. Medicare and Medicaid payments represented approximately 95% of Vitas' net revenue from patient services in 2002 and 2003.

     Hospice program expenses include direct patient care costs and general and administrative expenses incurred at the hospice program locations. Hospice program expenses increased $50.4 million, or 17.9%, from $281.4 million in 2002 to $331.8 million in 2003. This increase was primarily due to the growth of Vitas' operations, as discussed above. As a percentage of net revenue from patient services, hospice program expenses increased from 78.3% in 2002 to 79.0% in 2003.

     Central support services expenses increased $6.2 million, or 15.7%, from $39.5 million in 2002 to $45.7 million in 2003. This increase was primarily due to investments in information technology, including an electronic patient record, increased staffing in Vitas' human resources department and the establishment of a strategic development division dedicated to new business development. As a percentage of net revenue from patient services, central support services expenses decreased from 11.0% in 2002 to 10.9% in 2003 due primarily to costs being spread over increased patient census volume and, to a lesser extent, increases in Medicare payment rates.

     The provision for bad debts decreased $0.1 million, or 1.8%, from $5.5 million in 2002 to $5.4 million in 2003, due primarily to improved collection efforts. As a percentage of net revenue from patient services, the provision for bad debts decreased from 1.5% in 2002 to 1.3% in 2003.

     Depreciation and amortization expense increased from $4.9 million in 2002 to $5.1 million in 2003, or 4.1%, primarily due to investment in Vitas' electronic patient record and expansion of its in-sourced home medical equipment service. As a percentage of net revenue from patient services, depreciation and amortization decreased from 1.4% in 2002 to 1.2% in 2003.

     On August 6, 2003 Vitas refinanced its then existing credit facility (the "2001 Credit Facility") and as a result $4.1 million of deferred debt issuance costs related to the 2001 Credit Facility were written off and included in loss from early extinguishment of debt representing 1.0% of net revenue from patient services.

     Interest and other income remained constant at $0.7 million in 2002 and 2003.

     Interest expense increased from $5.7 million in 2002 to $5.9 million in 2003, or 3.5%, primarily due to an increase in outstanding debt from the August 6, 2003 recapitalization of Vitas. As a percentage of net revenue from patient services, interest expense decreased from 1.6% in 2002 to 1.4% in 2003.

     The provision for income taxes was $9.2 million in 2002 and $9.1 million in 2003. The effective income tax rate was 40.0% in 2002 and 39.8% in 2003.

     Net income was $13.8 million in 2002 and $13.7 million in 2003, including after-tax expenses of $2.5 million in connection with the write-off of deferred debt issuance costs related to the refinancing of Vitas' 2001 Credit Facility on August 6, 2003.

Year Ended September 30, 2002 Compared to Year Ended September 30, 2001

     Net revenue from patient services increased $39.7 million, or 12.4%, from $319.5 million in 2001 to $359.2 million in 2002 due primarily to an increase in average daily census of 369, or 6.2%, from 5,951 in 2001 to 6,320 in 2002. Increases in patient referrals from existing and new referral sources, resulting in increased billable days, provided approximately $21.1 million, or 53.1% of this increase in net revenue, including $1.0 million from development of new hospices. The remaining increase of $18.6 million, or 46.9% resulted from increases in billable hours related to the continuous care level of service and, to a lesser extent, increases in payment rates. Net revenue from patient services per day of care was $147.09 and $155.72 in 2001 and 2002, respectively. This increase was primarily due to overall increases in Medicare payment rates for Vitas' hospice services and to increases in billable hours related to the continuous care level of service. Medicare and Medicaid payments represented approximately 95% of our net revenue from patient services in 2001 and 2002.

     Hospice program expenses increased $31.9 million, or 12.8%, from $249.5 million in 2001 to $281.4 million in 2002. This increase was primarily due to the growth of Vitas' operations, as discussed above. As a percentage of net revenue from patient services, hospice program expenses increased slightly from 78.1% in 2001 to 78.3% in 2002.

     Central support services expenses increased $4.8 million, or 13.8%, from $34.7 million in 2001 to $39.5 million in 2002. This increase was primarily due to investments in information technology, including an electronic patient record. As a percentage of net revenue from patient services, central support services expenses increased from 10.9% in 2001 to 11.0% in 2002.

     The provision for bad debts increased $0.3 million, or 5.8%, from $5.2 million in 2001 to $5.5 million in 2002, due primarily to increases in net revenue from patient services. As a percentage of net revenue from patient services, the provision for bad debts decreased from 1.6% in 2001 to 1.5% in 2002.

     Depreciation and amortization expense decreased from $6.2 million in 2001 to $4.9 million in 2002, or 21.0%. The decrease was due to the adoption of SFAS 142 effective October 1, 2001, under which goodwill is no longer amortized but assessed for impairment on an annual basis. Amortization of goodwill for 2001 was $1.7 million.

     Interest and other income was $0.6 million in 2001 and $0.7 million in 2002.

     Interest expense increased $2.1 million, or 58.3%, from $3.6 million in 2001 to $5.7 million in 2002, primarily due to the April 27, 2001, recapitalization and refinancing of Vitas which included the repurchase of $26.3 million of Series B Convertible Preferred Stock financed by a portion of the proceeds. As a percentage of net revenue from patient services, interest expense increased from 1.1% in 2001 to 1.6% in 2002.

     The provision for income taxes was $8.6 million in 2001 and $9.2 million in 2002, respectively. Vitas had an effective income tax rate of 41.0% in 2001 and 40.0% in 2002.

     Net income was $12.3 million in 2001 and $13.8 million in 2002. Excluding aftertax goodwill amortization, net income in 2001 was $13.3 million.

                        LIQUIDITY AND CAPITAL RESOURCES

     Vitas' principal liquidity requirements have been for working capital, debt service, new program development, acquisitions and other capital expenditures. Vitas has financed these requirements primarily with cash flows from operations, proceeds from the issuance of preferred stock and borrowings under Vitas' credit facility. At September 30, 2003, Vitas had cash and cash equivalents of $9.1 million, working capital of $15.8 million and an available borrowing capacity of $21.7 million under its credit agreement.

     In August 2003, Vitas refinanced the 2001 Credit Facility with a new $120 million credit facility ("2003 Credit Facility") in connection with a recapitalization and refinancing transaction of which $27.3 million was used for the redemption of all of the outstanding shares of 9% Preferred Stock.

     Net cash provided by operating activities was $19.7 million, $13.3 million and $12.2 million for the years ended September 30, 2003, 2002, and 2001, respectively. The increases in cash provided by operating activities in 2003, 2002, and 2001 were primarily attributable to increases in net income during those periods including a non-cash charge for $4.1 million in connection with the write-off of deferred debt issuance costs related to the refinancing of the 2001 Credit Facility in August 2003, partially offset by increases in non-cash working capital requirements due to the growth of Vitas' business.

     Net cash used in investing activities, consisting primarily of capital expenditures, was $9.6 million, $6.9 million and $6.0 million for the years ended September 30, 2003, 2002, and 2001, respectively, and for the acquisition of a hospice for $2.1 million in 2003.

     Net cash used in financing activities was $6.5 million, $9.3 million and $2.9 million for the years ended September 30, 2003, 2002, and 2001, respectively, and included payments on long-term debt and dividends on 9% preferred stock. Net cash used in financing activities in 2003 also included $95.0 million in proceeds from the 2003 Credit Facility, repayment of $24.8 million in subordinated notes plus interest, repayment of a $30.7 million remaining balance on the 2001 Credit Facility, debt issuance costs of $5.3 million relating to the 2003 Credit Facility and $1.1 million for common stock purchased by Vitas and retired.

     The 2003 Credit Facility consists of a $60 million senior secured term loan ("Senior Term Loan"), a $35 million second lien term loan ("Second Lien Term Loan") and a $25 million senior secured revolving loan commitment ("Revolving Loan"). Borrowings under the Revolving Loan are limited to an amount equal to 85% of the book value of Vitas' eligible accounts receivable, as defined in the agreement governing the 2003 Credit Facility. The 2003 Credit Facility also provides for the periodic issuance, at the request of Vitas and subject to limitations based on outstanding indebtedness and other factors, of letters of credit of up to $5.0 million of which $3.3 million had been issued as of September 30, 2003.

     Under the 2003 Credit Facility, the Senior Term Loan requires quarterly amortization payments ranging from $1,500,000 to $4,500,000 plus interest beginning November 1, 2003 through August 1, 2008. The Senior Term Loan and Revolving Loan accrue interest, at Vitas' option, at either LIBOR or the Base Rate, as defined, plus a margin ranging from 2.25% to 3.00% for base rate loans and 3.25% to 4.00% for LIBOR rate loans based on the Senior Leverage Ratio of Vitas. At September 30, 2003, the interest rate based on Vitas' Senior Leverage Ratio was LIBOR plus 4% or Base Rate plus 3%. The base rate is equal to the higher of the Prime Rate or the Federal Funds Rate plus .5%. LIBOR was 1.13% at September 30, 2003. Interest on the Revolving Loan is payable monthly with any outstanding principal due in full August 1, 2008. Vitas is required to pay 0.5% annually on the unused portion of the Revolving Loan. Interest on the Second Lien Term Loan is LIBOR plus 10% or Base Rate plus 9%.

     Vitas can prepay outstanding amounts on the Senior Term Loan and Revolving Loan under the 2003 Credit Facility at its discretion and without penalty. As part of the Transactions, Roto-Rooter will repay the 2003 Credit Facility, and the 2003 Credit Facility will be cancelled.

     At December 31, 2003, Vitas did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established to facilitate off-balance sheet arrangements or for other contractually narrow or limited purposes.

      PRO FORMA LIQUIDITY AND CAPITAL RESOURCES FOR THE COMPANY AND VITAS

     All of our existing debt and Vitas' existing debt was repaid in connection with the Transactions. Following the Transactions, our operating requirements will be funded by cash flows provided by our existing businesses, by Vitas' businesses and by financing provided under the Fixed Rate Notes and Floating Rate Notes and our new credit facilities. Management believes that these funds will be sufficient to meet our working capital needs for the foreseeable future. As of December 31, 2003, on a pro forma basis after giving effect to the Transactions, we would have had aggregate indebtedness of $349.1 million, and would have approximately $25.0 million available for borrowing under our new revolving credit facility, subject to certain restrictions contained therein and in the Notes.

     On March 15, 2004 and thereafter, the outstanding mandatorily redeemable convertible preferred securities (the "Trust Securities"), of Chemed Capital Trust, a trust wholly-owned by us, are callable without premium at a price of $27.00 per Trust Security. The Trust Securities are convertible into our Capital Stock at $37.00 per Trust Security. We intend to call all of the Trust Securities following the closing of the Transactions. We anticipate that the majority of the Trust

Securities will be redeemed for Capital Stock rather than cash. However, were all of the Trust Securities redeemed for cash, we would be obligated to pay approximately $14 million in cash.

     We believe that our Incentive and Compensation Committee will meet to authorize certain awards under our 2002 Executive Long-Term Incentive Plan prior to the closing of the Transactions. We believe that these awards will be made to key employees and aggregate approximately $8.0 million, comprising approximately $2.8 million in cash and $5.2 million in restricted stock. We believe these awards will be triggered primarily as a result of our Capital Stock attaining an average price of $50.00 for ten consecutive trading days.

                            CONTRACTUAL OBLIGATIONS

     Summarized below are Vitas' long-term obligations as of September 30, 2003 (in thousands):


                                  PAYMENTS DUE BY PERIOD
                       -----------------------------------------------
                        LESS THAN                                      MORE THAN
                         1 YEAR       1 TO 3 YEARS     4 TO 5 YEARS     5 YEARS      TOTAL
                       -----------   --------------   --------------  -----------  ----------
LONG-TERM DEBT          $   6,000      $   36,000       $   18,000     $  35,000    $ 95,000
OPERATING LEASES            6,331          14,635            5,750             -      26,716
CAPITAL LEASE
OBLIGATIONS                   426            243                -              -         669
                       -----------   --------------   --------------  -----------  ----------
     TOTAL              $  12,757      $   50,878       $   23,750     $  35,000    $122,385
                       ===========   ==============   ==============  ===========  ==========

     All long-term debt will be repaid in connection with the Transactions. Vitas expects that its principal liquidity requirements will be for working capital, the development of new hospice programs, the acquisition of other hospice programs and other capital expenditures. Vitas expects that its existing funds and cash flows from operations will be sufficient to fund its principal liquidity requirements for at least the next twelve months. Vitas' future liquidity requirements and the adequacy of its available funds will depend on many factors, including payment for its services, regulatory changes and compliance with new regulations, expense levels, capital expenditures and future development of new hospice locations and acquisitions.

                         CRITICAL ACCOUNTING POLICIES

      Certain of Vitas' accounting policies are particularly important to understanding Vitas' financial position and results of operations and require the application of significant judgment. As a result, they are subject to an inherent degree of uncertainty. In applying those policies, Vitas uses its judgment to determine the appropriate assumptions to be used in the determination of certain estimates. Those estimates are based on Vitas' historical experience, observance of trends in the industry and information available from other outside sources, as appropriate.

ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS

      Net revenue is reported at the estimated net realizable amounts due from third-party payors, primarily Medicare and Medicaid. Payors may deny payment for services in whole or in part on the basis that such services are not eligible for coverage and do not qualify for reimbursement. Vitas' management estimates denials each period and makes adequate provision for them in its financial statements. Due to the complexity of the laws and regulations affecting the Medicare and Medicaid programs, there is a reasonable possibility that recorded estimates could change by a material amount in the future.

     Vitas receives biweekly payments for patient services from the Medicare program under the Prospective Interim Payment (PIP) System. These payments are subsequently applied against specific Medicare accounts as claims are processed by the fiscal intermediary. The unapplied portion of these biweekly PIP payments is recorded as a reduction to patient accounts receivable.

     Vitas maintains a policy of providing an allowance for uncollectible accounts. Vitas calculates this allowance based on a formula tied to the aging of accounts receivable by payor class and historical write-off rates. Vitas provides allowances for specific accounts determined to be uncollectible when such determinations are made. Accounts are written off when all collection efforts are exhausted.

ACCRUAL FOR INSURANCE RISKS

      General and professional liability costs for the health care industry have increased and become more difficult to estimate. In addition, insurance
coverage for patient care liabilities and other risks has become more difficult to obtain. Insurance carriers often require companies to increase their liability retention levels and pay higher policy premiums for reduced coverage. In Vitas' consolidated financial statements, Vitas accrues for estimated liabilities associated with the uninsured portion of its general and professional liability risks, based on the company's experience, consultation with its attorneys and insurers, and its existing insurance coverage.

GOODWILL

     In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 141 also specifies the criteria that must be met for intangible assets acquired in a purchase method business combination to be recognized and reported apart from goodwill. The requirements of SFAS No. 141 are effective for any business combination accounted for by the purchase method that is completed after June 30, 2001.

     Under SFAS No. 142, goodwill and intangible assets with indefinite useful lives are no longer amortized, but are reviewed at least annually for impairment. The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. Vitas elected to early adopt the provisions of SFAS No. 142, effective October 1, 2001 with respect to goodwill and intangible assets acquired prior to July 1, 2001. Accordingly, the amortization of all of Vitas' goodwill ceased September 30, 2001. During the fiscal years ended September 30, 2002 and 2003, Vitas tested goodwill for impairment pursuant to the guidance of SFAS No. 142 and concluded that there was no impairment.

                                   BUSINESS

                            BUSINESS OF THE COMPANY

GENERAL

     We are a leading provider of plumbing and drain cleaning and residential appliance and air-conditioning repair services to both the residential and commercial markets. We also manufacture and sell equipment used to provide such services. We conduct our business operations in two segments, Roto-Rooter Group and Service America Systems, Inc. ("Service America").

ROTO-ROOTER GROUP

     We believe we are the largest provider of plumbing and drain cleaning services in North America, providing repair and maintenance services to residential and commercial accounts. We operate through more than 100 company-owned branches and independent contractors and 500 franchisees. We offer services to more than 90% of the U.S. population and approximately 55% of the Canadian population. We also have licensed master franchisees in Australia, China, Indonesia, Japan, Mexico, the Philippines and the United Kingdom.

SERVICE AMERICA

     Service America provides residential and commercial appliance and heating/air-conditioning repair, maintenance and replacement services. It also sells air-conditioning equipment and duct cleaning services. Service America enters into service agreements with home and business owners for repairs to their air-conditioning systems and major appliances. In addition, Service America offers retail sales and services not covered by an agreement.

                               BUSINESS OF VITAS

GENERAL

     Vitas is the nation's largest provider of hospice services for patients with severe, life-limiting illnesses. This type of care is aimed at making the terminally ill patient's final days as comfortable and pain free as possible. Hospice care is typically available to patients who have been initially certified as terminally ill (i.e. a prognosis of six months or less) by their attending physician, if any, and the hospice physician.

     Vitas' hospice operations began in South Florida in 1978 and were incorporated as a for-profit corporation in 1983. Today, Vitas provides a comprehensive range of hospice services through 25 operating programs covering many of the large population areas in the U.S. including Florida, California, Texas and Illinois. Vitas has over 6,000 employees, including approximately 2,400 nurses and 1,500 home health aides.

     In general, Vitas offers all levels of hospice care in a given market. Vitas believes it is crucial to establish and maintain close working relationships with managed care organizations, private and governmental third-party payers, hospitals, physicians, physician groups, home health agencies, long-term care facilities and other institutional health care providers, and large self-insured employers. In each of its markets, Vitas employs an active community relations effort that involves relationship building and hospice education activities, the extensive education of referral sources, and print and radio media initiatives. This broad-based approach has helped Vitas increase market share and achieve consistent historical revenue growth. As the largest provider of hospice care in a highly fragmented industry, Vitas currently believes it has approximately 7% of the market share in the U.S. hospice market.

HOSPICE SERVICES INDUSTRY OVERVIEW

     Hospice care is primarily provided under the government's Medicare and Medicaid programs. In 1982, Congress established the Medicare Hospice Benefit, which is available to patients who have been certified as terminally ill, with a prognosis of six months or less, by the patient's attending physician, if any, and the hospice physician. By providing a government funding mechanism for hospice, Congress was responding to the desire of many patients to leave the hospital setting and spend the remainder of their life at home if terminally ill. Further, proponents of hospice believed that a home-based focus would prove more cost-effective than hospitalization, thus making good use of the nation's limited health care resources.

     Since the passage of this legislation, hospice has experienced significant growth in terms of patients and hospice providers. Specifically, the number of Medicare-certified hospices grew from 31 in 1984 to 2,283 in 2002. Meanwhile, the number of hospice patients climbed from approximately 60,000 in 1989 to approximately 885,000 in 2002. Hospice has also grown in terms of the diversity of diagnoses. Originally geared for cancer patients, hospice care is now utilized almost equally between cancer and non-cancer patients.

     The historical growth rates of the hospice industry are projected to accelerate in coming years. This expectation is primarily predicated on the aging of the U.S. population as well as the currently underserved nature of hospice. The elderly segment of the U.S. population, which constitutes the primary recipients of hospice care, is expected to experience significant growth into the foreseeable future. The U.S. Census Bureau estimates that the elderly population (age 65 and over) will grow from 34.8 million persons, or approximately 12.6% of the population, as of August 2000, to 53.7 million persons, or approximately 16.5% of the population, by the year 2020.

     Furthermore, while hospice care has experienced strong growth over the last two decades, industry analysts generally believe that only 40% of dying patients who are eligible for hospice care actually elect to receive hospice care. The remaining 60% of terminally ill patients not utilizing hospice suggests a substantial market opportunity for hospice care.

     Effective in 1997, the Medicare Hospice Benefit was amended to reflect the following benefit periods: an initial 90-day period; a second 90-day period; and an unlimited number of subsequent 60-day benefit periods, as long as the patient is recertified as terminally ill by a physician at the beginning of each benefit period. The Medicare Hospice Benefit covers care associated with a patient's terminal illness, which would include prescription drugs for pain and symptom relief, medical supplies and equipment, inpatient care and bereavement services for the family for up to one year after death.

     The variety of services provided by hospice programs include:

     NURSING CARE: Nurses coordinate care, provide direct patient care, and check symptoms and medication. Because patient and family education is such an important part of every care program, the nurse often becomes the link between the patient and the family and the hospice services.

     SOCIAL SERVICES: Social workers provide advice and counseling to the patient and family members and may also act as an advocate for the patient and the family in utilizing community resources.

     PHYSICIAN SERVICES: A hospice medical director and physician oversee the plan of care as members of an interdisciplinary team.

     SPIRITUAL SUPPORT AND COUNSELING: Chaplains are available to visit and provide spiritual support to the patient.

     HOME AND HEALTH AIDE SERVICES: Home care includes personal care for the patient, such as assistance with bathing, eating and general hygiene. Homemaking services may also be available for the patient's living area.

     CONTINUOUS CARE: If the patient's condition requires, hospice staff may provide around the clock care.

     VOLUNTEERS: Volunteers are intended to be an integral part of any hospice program. Hospice volunteers may provide compassionate support and companionship, help with certain everyday tasks such as shopping or babysitting, and deliver other helpful services.

     24-HOUR ON-CALL AVAILABILITY: A hospice team member is on-call 24-hours a day, seven days a week, either for phone consultation or visitation.

     HOSPICE INPATIENT CARE: Although hospice care may be centered around the home, it sometimes becomes necessary to move the patient to a hospice inpatient bed. The hospice team will arrange this care as well as the return to in-home care when appropriate.

     RESPITE CARE: To provide relief for the family members, the hospice may be able to arrange for a brief period of inpatient care for the patient at a hospice inpatient bed, depending upon the circumstances of the patient and the family.

     BEREAVEMENT SUPPORT: The hospice care team works with surviving family members to help them through the grieving process for up to one year after the patient's death. The hospice care provider may also suggest medical or professional care for surviving family members as appropriate.

VITAS' SERVICES

     Vitas classifies its services based on the location and type of care provided. The major classifications are Home Care, Continuous Care and Inpatient Care.

     HOME CARE: Routine care provided to patients and their families residing at home or in a nursing facility. The hospice is typically paid the routine home care rate for each day the patient is under the care of the hospice. In the year ended December 31, 2003, Home Care accounted for 68.3% of Vitas' net revenues and 90.5% of its days of care. Vitas' average daily reimbursement rate for Home Care in such period was $122.70.

     INPATIENT CARE: Short term care provided in a participating hospice inpatient unit, hospital or skilled nursing facility that meets the special hospice standards. Inpatient care may be required for procedures necessary for pain control or acute symptom management which cannot be provided in other settings. Medicare distinguishes two different levels of Inpatient Care: (i) inpatient respite care and (ii) general inpatient care. The reimbursement rate for inpatient respite care is paid for each day the patient is in an approved inpatient facility and is receiving respite care. Payment for respite care may be made for a maximum of five days. General inpatient care is reimbursed at a different, higher rate. In the year ended December 31, 2003, Inpatient Care accounted for 15.5% of Vitas' net revenues and 4.6% of its days of care. Vitas' average daily reimbursement rate for Inpatient Care in such period was $544.98.

     CONTINUOUS CARE: Care provided to patients while at home, during periods of crisis when intensive monitoring and care, primarily nursing care, is required in order to achieve palliation or management of acute medical symptoms. Reimbursement is calculated by multiplying the applicable continuous care hourly rate by the number of hours of care provided. A minimum of 8 hours of continuous care in a 24 hour period is to be provided to receive the continuous home care rate. In the year ended December 31, 2003, Continuous Care accounted for 16.2% of Vitas' net revenues and 4.9% of its days of care. Vitas' average daily reimbursement rate for Continuous Care was $541.88.

SERVICE DELIVERY AND SYSTEMS

     Vitas delivers its service through local hospice programs that operate under a standardized organizational structure consisting of a senior management team and multiple teams of caregivers assisted by volunteers. A senior management team is typically comprised of a general manager, a patient care administrator, a medical director and a director of admissions. Patient care teams typically include a team manager, nurses, home health aides, a chaplain, team physicians, a patient care secretary and a social worker.

     Vitas' standardized model for patient care is complemented by its internal systems and controls. Vitas has developed an information technology platform that is designed to enable management to monitor and evaluate various operating, clinical and employee performance measures in a timely manner.

     Vitas' information systems infrastructure supports all its operations, including clinical operations, billing and collections, accounts payable and claims processing, financial reporting, human resources and compliance. The system is built upon a proprietary business enterprise application. At the corporate level, management uses this application to monitor and evaluate the various operating, clinical and employee performance measures. At the program level, it provides detailed information on referral sources, patients and staffing for patient management, as well as staff scheduling and management.

COMPLIANCE AND TRAINING

     Vitas' compliance and training structure is designed to monitor conformity to company standards as well as standards mandated by Medicare, state agencies and private insurance providers. The Compliance Committee, consisting of members of senior management, oversees Vitas' compliance program, reviews patient surveys and analyzes the company's performance measurements. Vitas' Department of Clinical Research, Analysis and Audit performs periodic reviews of each local program, which are similar to Medicare certification and state licensing surveys. Any finding documented in the survey report prepared as a part of the periodic reviews requires a formal written response and corrective action plan. Vitas' Department of Hospice Education and Training administers compliance training to each employee on an annual basis. In addition, every patient and family is asked to complete a satisfaction survey regarding the quality of care delivered to the patient and the family.

COMPETITION

     Hospice care in the United States is competitive. Because payments for hospice services are generally fixed, Vitas competes primarily on the basis of its ability to deliver quality, responsive services. Vitas is the nation's largest provider of hospice services in a market dominated by small, non-profit, community-based hospices. More than 72% of all hospices are not-for-profit. Because the hospice care market is highly fragmented, Vitas competes with a large number of organizations.

     Vitas also competes with a number of national and regional hospice providers, including Odyssey Healthcare, Inc. and VistaCare, Inc., hospitals, nursing homes, home health agencies and other health care providers. Many providers offer home care to patients who are terminally ill, and some actively market palliative care and hospice-like programs. In addition, various health care companies have diversified into the hospice market. Some of these health care companies may have greater financial resources than Vitas.

     Relatively few barriers to entry exist in the markets served by Vitas. Accordingly, other companies that are not currently providing hospice care may enter these markets and expand the variety of services offered.

HOSPICE PROGRAMS

     Vitas currently operates 24 hospice programs in the following markets:

     o California - Inland Empire, Orange County, Coastal Cities, San Gabriel, San Diego, San Francisco Bay Area and San Fernando

     o    Florida - Dade, Broward, Central Florida, Brevard and Palm Beach

     o    Texas - Dallas, Ft. Worth, Houston and San Antonio

     o    Illinois - Chicago Northwest, Chicago Central and Chicago South

     o    New Jersey - North, West and Shore

     o    Ohio - Cincinnati

     o    Pennsylvania - Philadelphia

     o    Wisconsin - Milwaukee

     Historically, Vitas has expanded its hospice operations through the acquisition of hospice programs and the opening of new hospice programs in new geographic locations. In the fiscal year ended September 30, 2003, Vitas acquired a hospice program in Palm Beach, Florida. Vitas intends to continue to expand its business by actively pursuing strategic acquisitions of hospices in new and existing markets throughout the United States. Since 1978, Vitas has opened 16 new hospice programs throughout the country. In the fiscal year ended September 30, 2003, Vitas opened three new hospice programs in New Jersey and Brevard County, Florida. In opening a new program, Vitas assesses, among other things, the potential Average Daily Census for the area by evaluating factors such as the region's demographic profile, current hospice providers, mortality rates by type of disease, and the availability of health care workers. A key part of Vitas' growth strategy is to open new hospice programs.

REIMBURSEMENT ENVIRONMENT

     Hospice care remains cost-effective as compared with other Medicare benefits. Although we believe that the Medicare program accounts for approximately 90% of hospice market expenditures, we believe that hospice represents only 1% of Medicare spending. Further, 28% of Medicare dollars are spent in the last year of life, which provides significant incentive to find lower cost alternatives to the current treatment regime.

     Medicare rates of reimbursement for hospice care, as stipulated in
Section 1814(i)(1)(C)(ii) of the Social Security Act, continue to be adjusted based on a market basket percentage increase, which for fiscal year 2004 has already been established at an increase of 3.4%.

     As with most government programs, the Medicare and Medicaid programs are subject to statutory and regulatory changes, possible retroactive and prospective rate adjustments, administrative rulings, freezes and funding reductions, all of which may adversely affect the level of program payments to Vitas for its services. Reductions or changes in Medicare or Medicaid funding could significantly affect Vitas' results of operations. It is not possible to predict at this time whether any additional health care reform initiatives will be implemented or whether there will be other changes in the administration of governmental health care programs or interpretations of governmental policies or other changes affecting the health care system.

GOVERNMENT REGULATION

     GENERAL. The health care industry and Vitas' hospice programs are subject to extensive federal and state regulation. Vitas' hospices are licensed as required under state law as either hospices or home health agencies, or both, depending on the regulatory requirements of each particular state. In addition, Vitas' hospices are required to meet certain conditions of participation to be eligible to receive payments as hospices under the Medicare and Medicaid


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programs. All of Vitas' hospices, other than those currently in development, are certified for participation as hospices in the Medicare program, and are also eligible to receive payments as hospices from the Medicaid program in each of the states in which Vitas operates. Vitas' hospices are subject to periodic survey by governmental authorities or private accrediting entities to assure compliance with state licensing, certification and accreditation requirements, as the case may be.

     MEDICARE CONDITIONS OF PARTICIPATION. Federal regulations require that a hospice program satisfy certain conditions of participation to be certified and receive Medicare payment for the services it provides. Failure to comply with the conditions of participation may result in sanctions, up to and including decertification from the Medicare program. See "Surveys and Audits" below.

     The Medicare conditions of participation for hospice programs include the following:

          GOVERNING BODY. Each hospice must have a governing body that assumes full responsibility for the policies and the overall operation of the hospice and for ensuring that all services are provided in a manner consistent with accepted standards of practice. The governing body must designate one individual who is responsible for the day-to-day management of the hospice.

          MEDICAL DIRECTOR. Each hospice must have a medical director who is a physician and who assumes responsibility for overseeing the medical component of the hospice's patient care program.

          DIRECT PROVISION OF CORE SERVICES. Medicare limits those services for which the hospice may use individual independent contractors or contract agencies to provide care to patients. Specifically, substantially all nursing, social work, and counseling services must be provided directly by hospice employees meeting specific educational and professional standards. During periods of peak patient loads or under extraordinary circumstances, the hospice may be permitted to use contract workers, but the hospice must agree in writing to maintain professional, financial and administrative responsibility for the services provided by those individuals or entities.

          PROFESSIONAL MANAGEMENT OF NON-CORE SERVICES. A hospice may arrange to have non-core services such as therapy services, home health aide services, medical supplies or drugs provided by a non-employee or outside entity. If the hospice elects to use an independent contractor to provide non-core services, however, the hospice must retain professional management responsibility for the arranged services and ensure that the services are furnished in a safe and effective manner by qualified personnel, and in accordance with the patient's plan of care.

          PLAN OF CARE. The patient's attending physician, the medical director or designated hospice physician, and the interdisciplinary team must establish an individualized written plan of care prior to providing care to any hospice patient. The plan must assess the patient's needs and identify services to be provided to meet those needs and must be reviewed and updated at specified intervals.


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


          CONTINUATION OF CARE. A hospice may not discontinue or reduce care provided to a Medicare beneficiary if the individual becomes unable to pay for that care.

          INFORMED CONSENT. The hospice must obtain the informed consent of the hospice patient, or the patient's representative, that specifies the type of care services that may be provided as hospice care.

          TRAINING. A hospice must provide ongoing training for its employees.

          QUALITY ASSURANCE. A hospice must conduct ongoing and comprehensive self-assessments of the quality and appropriateness of care it provides and that its contractors provide under arrangements to hospice patients.

          INTERDISCIPLINARY TEAM. A hospice must designate an interdisciplinary team to provide or supervise hospice care services. The interdisciplinary team develops and updates plans of care, and establishes policies governing the day-to-day provision of hospice services. The team must include at least a physician, registered nurse, social worker and spiritual or other counselor. A registered nurse must be designated to coordinate the plan of care.

          VOLUNTEERS. Hospice programs are required to recruit and train volunteers to provide patient care services or administrative services. Volunteer services must be provided in an amount equal to at least five percent of the total patient care hours provided by all paid hospice employees and contract staff.

          LICENSURE. Each hospice and all hospice personnel must be licensed, certified or registered in accordance with applicable federal, state and local laws and regulations.

          CENTRAL CLINICAL RECORDS. Hospice programs must maintain clinical records for each hospice patient that are organized in such a way that they may be easily retrieved. The clinical records must be complete and accurate and protected against loss, destruction, and unauthorized use.

     SURVEYS AND AUDITS. Hospice programs are subject to periodic survey by federal and state regulatory authorities and private accrediting entities to ensure compliance with applicable licensing and certification requirements and accreditation standards. Regulators conduct periodic surveys of hospice programs and provide reports containing statements of deficiencies for alleged failure to comply with various regulatory requirements. Survey reports and statements of deficiencies are common in the healthcare industry. In most cases, the hospice program and regulatory authorities will agree upon any steps to be taken to bring the hospice into compliance with applicable regulatory requirements. In some cases, however, a state or federal regulatory authority may take a number of adverse actions against a hospice program, including the imposition of fines, temporary suspension of admission of new patients to the hospice's service or, in extreme circumstances, de-certification from participation in the Medicare or Medicaid programs or revocation of the hospice's license.

     From time to time Vitas receives survey reports containing statements of deficiencies. Vitas reviews such reports and takes appropriate corrective action. Vitas believes that its


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hospices are in material compliance with applicable licensure and certification requirements. If a Vitas hospice were found to be out of compliance and actions were taken against a Vitas hospice, they could materially adversely affect the hospice's ability to continue to operate, to provide certain services and to participate in the Medicare and Medicaid programs, which could materially adversely affect Vitas.

     BILLING AUDITS/ CLAIMS REVIEWS. The Medicare program and its fiscal intermediaries and other payors periodically conduct pre-payment or post-payment reviews and other reviews and audits of health care claims, including hospice claims. There is pressure from state and federal governments and other payors to scrutinize health care claims to determine their validity and appropriateness. In order to conduct these reviews, the payor requests documentation from Vitas and then reviews that documentation to determine compliance with applicable rules and regulations, including the eligibility of patients to receive hospice benefits, the appropriateness of the care provided to those patients and the documentation of that care. During the past several years, Vitas' claims have been subject to review and audit.

     CERTIFICATE OF NEED LAWS AND OTHER RESTRICTIONS. Some states, including Florida, have certificate of need or similar health planning laws that apply to hospice care providers. These states may require some form of state agency review or approval prior to opening a new hospice program, to adding or expanding hospice services, to undertaking significant capital expenditures or under other specified circumstances. Approval under these certificate of need laws is generally conditioned on the showing of a demonstrable need for services in the community. Vitas may seek to develop, acquire or expand hospice programs in states having certificate of need laws. To the extent that state agencies require Vitas to obtain a certificate of need or other similar approvals to expand services at existing hospice programs or to make acquisitions or develop hospice programs in new or existing geographic markets, Vitas' plans could be adversely affected by a failure to obtain such certificate or approval. In addition, competitors may seek administratively or judicially to challenge such an approval or proposed approval by the state agency, and Vitas has been defending against such a challenge in connection with the development of its Palm Beach County, Florida hospice program. Such a challenge, whether or not ultimately successful, could adversely affect Vitas.

     LIMITATIONS ON FOR-PROFIT OWNERSHIP. A few states have laws that restrict the development and expansion of for-profit hospice programs. For example, Florida law does not permit the operation of a hospice by a for-profit corporation unless it was operated in that capacity on or before July 1, 1978, although under certain circumstances a for-profit corporation may be permitted to purchase a grandfathered hospice program and continue to operate it. In New York, a hospice generally cannot be owned by a corporation that has another corporation as a stockholder. These types of restrictions could affect Vitas' ability to expand in Florida or into New York, or in other jurisdictions with similar restrictions.

     LIMITS ON THE ACQUISITION OR CONVERSION OF NON-PROFIT HEALTH CARE ORGANIZATIONS. An increasing number of states have enacted laws that restrict the ability of for-profit entities to acquire or otherwise assume the operations of a non-profit health care provider. Some states may require government review, public hearings, and/or government approval of transactions in which a for-profit entity proposes to purchase certain non-profit healthcare organizations. Heightened scrutiny of these transactions may significantly increase the costs associated with


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


future acquisitions of non-profit hospice programs in some states, otherwise increase the difficulty in completing those acquisitions or prevent them entirely. Vitas cannot assure that it will not encounter regulatory or governmental obstacles in connection with any proposed acquisition of non-profit hospice programs in the future.

     PROFESSIONAL LICENSURE AND PARTICIPATION AGREEMENTS. Many hospice employees are subject to federal and state laws and regulations governing the ethics and practice of their profession, including physicians, physical, speech and occupational therapists, social workers, home health aides, pharmacists and nurses. In addition, those professionals who are eligible to participate in the Medicare, Medicaid or other federal health care programs as individuals must not have been excluded from participation in those programs at any time.

     STATE LICENSURE OF HOSPICE. Each of Vitas' hospices must be licensed in the state in which it operates. State licensure rules and regulations require that Vitas' hospices maintain certain standards and meet certain requirements, which may vary from state to state. Vitas believes that its hospices are in material compliance with applicable licensure requirements. If a Vitas hospice were found to be out of compliance and actions were taken against a Vitas hospice, they could materially adversely affect the hospice's ability to continue to operate, to provide certain services and to participate in the Medicare and Medicaid programs, which could materially adversely affect Vitas.

     OVERVIEW OF GOVERNMENT PAYMENTS - GENERAL. A substantial portion of Vitas' revenues are derived from payments received from the Medicare and Medicaid programs. 95.2%, 95.4% and 95.4% of Vitas' net patient service revenue for the years ended September 30, 2001, 2002 and 2003, respectively, and 95.8% of Vitas' net patient service revenue for the three months ended December 31, 2003, consisted of payments from the Medicare and Medicaid programs. Such payments are made primarily on a "per diem" basis. Under the per diem reimbursement methodology, Vitas is essentially at risk for the cost of eligible services provided to hospice patients. Profitability is therefore largely dependent upon Vitas' ability to manage the costs of providing hospice services to patients. Increases in operating costs, such as labor and supply costs that are subject to inflation and other increases, without a compensating increase in Medicare and Medicaid rates, could have a material adverse effect on Vitas' business in the future. The Medicare and Medicaid programs are increasing pressure to control health care costs and to decrease or limit increases in reimbursement rates for health care services. As with most government programs, the Medicare and Medicaid programs are subject to statutory and regulatory changes, possible retroactive and prospective rate and payment adjustments, administrative rulings, freezes and funding reductions, all of which may adversely affect the level of program payments and could have a material adverse effect on Vitas' business. Vitas' levels of revenues and profitability will be subject to the effect of legislative and regulatory changes, including possible reductions in coverage or payment rates, or changes in methods of payment, by the Medicare and Medicaid programs.

OVERVIEW OF GOVERNMENT PAYMENTS - MEDICARE

     MEDICARE ELIGIBILITY CRITERIA. To receive Medicare payment for hospice services, the hospice medical director and, if the patient has one, the patient's attending physician, must certify that the patient has a life expectancy of six months or less if the illness runs its normal


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


course. This determination is made based on the physician's clinical judgment. Due to the uncertainty of such prognoses, however, it is likely and expected that some percentage of hospice patients will not die within six months of entering a hospice program. The Medicare program (among other third-party payors) recognizes that terminal illnesses often do not follow an entirely predictable course, and therefore the hospice benefit remains available to beneficiaries so long as the hospice physician or the patient's attending physician continues to certify that the patient's life expectancy remains six months or less. Specifically, the Medicare hospice benefit provides for two initial 90-day benefit periods followed by an unlimited number of 60-day periods. In order to qualify for hospice care, a Medicare beneficiary also must elect hospice care and waive any right to other Medicare benefits related to his or her terminal illness. A Medicare beneficiary may revoke his or her election of the Medicare hospice benefit at any time and resume receiving regular Medicare benefits. The patient may elect the hospice benefit again at a later date so long as he or she remains eligible. Increased regulatory scrutiny of compliance with the Medicare six-month eligibility rule has impacted the hospice industry. The Medicare program, however, has recently reaffirmed that Medicare hospice beneficiaries are not limited to six months of coverage and that there is no limit on how long a Medicare beneficiary can continue to receive hospice benefits and services, provided that the beneficiary continues to meet the eligibility criteria under the Medicare hospice program. In addition, the Medicare, Medicaid and SCHIP Benefits Improvement and Protection Act of 2000 requires HHS to conduct a study to examine the appropriateness of the current physician certification requirement required before a Medicare beneficiary is eligible to receive the Medicare hospice benefit.

     LEVELS OF CARE. Medicare pays for hospice services on a prospective payment system basis under which Vitas receives an established payment rate for each day that it provides hospice services to a Medicare beneficiary. These rates are subject to annual adjustments for inflation and may also be adjusted based upon the geographic location where the services are provided. The rate Vitas receives will vary depending on which of the following four levels of care is being provided to the beneficiary:

     ROUTINE HOME CARE. The routine home care rate is paid for each day that a patient is in a hospice program and is not receiving one of the other categories of hospice care. This rate is also paid when a patient is receiving hospital care for a condition that is not related to his or her terminal illness. The routine home care rate does not vary based upon the volume or intensity of services provided by the hospice program.

     GENERAL INPATIENT CARE. The general inpatient care rate is paid when a patient requires inpatient services for a short period for pain control or symptom management which cannot be managed in other settings. General inpatient care services must be provided in a Medicare or Medicaid certified hospital or long-term care facility or at a freestanding inpatient hospice facility with the required registered nurse staffing.

     CONTINUOUS HOME CARE. Continuous home care is provided to patients while at home, during periods of crisis when intensive monitoring and care, primarily nursing care, is required in order to achieve palliation or management of acute medical symptoms. Continuous home care requires a minimum of 8 hours of care within a 24-hour day, which begins and ends at midnight. The care must be predominantly nursing care provided by either a registered nurse or licensed practical nurse. While the published


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


     Medicare continuous home care rates are daily rates, Medicare actually pays for continuous home care services on an hourly basis. This hourly rate is calculated by dividing the daily rate by 24.

     RESPITE CARE. Respite care permits a hospice patient to receive services on an inpatient basis for a short period of time in order to provide relief for the patient's family or other caregivers from the demands of caring for the patient. A hospice can receive payment for respite care for a given patient for up to five consecutive days at a time, after which respite care is reimbursed at the routine home care rate.

     MEDICARE PAYMENT FOR PHYSICIAN SERVICES. Payment for direct patient care physician services delivered by hospice physicians is billed separately by the hospice to the Medicare intermediary and paid at the lesser of the actual charge or the Medicare allowable charge for these services. This payment is in addition to the daily rates Vitas receives for hospice care. Payment for hospice physicians' administrative and general supervisory activities is included in the daily rates discussed above. Payments for attending physician professional services (other than services furnished by hospice physicians) are not paid to the hospice, but rather are paid directly to the attending physician by the Medicare carrier. For fiscal 2003, 1.9% of Vitas' net revenue was attributable to physician services.

     MEDICARE LIMITS ON HOSPICE CARE PAYMENTS. Medicare payments for hospice services are subject to two additional limits or "caps." Each of Vitas' hospice programs is separately subject to both of these "caps." Both of these "caps" are determined on an annual basis for the period running from November 1 through October 31 of each year.

     First, under a Medicare rule known as the "80-20" rule applicable to Medicare inpatient services, if the number of inpatient care days furnished by a hospice to Medicare beneficiaries exceeds 20% of the total days of hospice care furnished by such hospice to Medicare beneficiaries, Medicare payments to the hospice for inpatient care days exceeding the inpatient cap are reduced to the routine home care rate. During its history, Vitas has never exceeded the inpatient cap.

     Second, overall Medicare payments to a hospice are also subject to a separate cap based on overall average payments per admission. Any payments exceeding this overall hospice cap must be refunded by the hospice. This cap was set at $18,661.29 per admission through the twelve-month period ended on October 31, 2003, and is adjusted annually to account for inflation. While historically Vitas' revenues per admission generally have not exceeded the applicable cap, there can be no assurance that Vitas' hospices will not be subject to future payment reductions or recoupments as the result of this cap.

     MEDICARE MANAGED CARE PROGRAMS. The Medicare program has entered into contracts with managed care companies to provide a managed care benefit to Medicare beneficiaries who elect to participate in managed care programs. These managed care programs are commonly referred to as Medicare HMOs, Medicare + Choice or Medicare risk products. Vitas provides hospice care to Medicare beneficiaries who participate in these managed care programs, and Vitas is paid for services provided to these beneficiaries in the same way and at the same rates as those of other Medicare beneficiaries who are not in a Medicare managed care program. Under current Medicare policy, Medicare pays the hospice directly for services provided to these managed care program participants and then reduces the standard per-member, per-month payment that the managed care program otherwise receives.

OVERVIEW OF GOVERNMENT PAYMENTS - MEDICAID

      MEDICAID COVERAGE AND REIMBURSEMENT. State Medicaid programs are another source of Vitas' net patient revenue. Medicaid is a state-administered program financed by state funds and matching federal funds to provide medical assistance to the indigent and certain other eligible persons. In 1986, hospice services became an optional state Medicaid benefit. For those states that elect to provide a hospice benefit, the Medicaid program is required to pay the hospice at rates at least equal to the rates provided under Medicare and calculated using the same methodology. States maintain flexibility to establish their own hospice election procedures and to limit the number and duration of benefit periods for which they will pay for hospice services.

      NURSING HOME RESIDENTS. For Vitas' patients who receive nursing home care under a state Medicaid program and who elect hospice care under Medicare or Medicaid, Vitas generally contracts with nursing homes for the nursing homes' provision to patients of room and board services. In addition to the applicable Medicare or Medicaid hospice daily or hourly rate, the state generally must pay Vitas an amount equal to at least 95% of the Medicaid daily nursing home rate for room and board services furnished to the patient by the nursing home. Under Vitas' standard nursing home contracts, Vitas pays the nursing home for these room and board services at the Medicaid daily nursing home rate.

      ADJUSTMENTS TO MEDICARE AND MEDICAID PAYMENT RATES. Payment rates under the Medicare and Medicaid programs are generally indexed for inflation annually; however, the increases have historically been less than actual inflation. On October 1, 2001, the base Medicare payment rates for hospice care increased by approximately 3.2% over the base rates previously in effect. On October 1, 2002 and on October 1, 2003, the base Medicare payment rates for hospice care increased by approximately 3.4% each year over the base rates in effect in the prior year. These rates were further adjusted by the hospice wage index. It is possible that there will be further modifications to the rate structure under which the Medicare or Medicaid programs pay for hospice care services. Any future reductions in the rate of increase in Medicare and Medicaid payments may have an adverse impact on Vitas' net patient service revenue and profitability.

OTHER HEALTHCARE REGULATIONS

      FEDERAL AND STATE ANTI-KICKBACK LAWS AND SAFE HARBOR PROVISIONS. The federal Anti-Kickback Law makes it a felony to knowingly and willfully offer, pay, solicit or receive any form of remuneration in exchange for referring, recommending, arranging, purchasing, leasing or ordering items or services covered by a federal health care program including Medicare or Medicaid. The Anti-Kickback Law applies regardless of whether the remuneration is provided directly or indirectly, in cash or in kind. Although the anti-kickback statute does not prohibit all financial transactions or relationships that providers of healthcare items or services may have with each other, interpretations of the law have been very broad. Under current law, courts and


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federal regulatory authorities have stated that this law is violated if even one purpose (as opposed to the sole or primary purpose) of the arrangement is to induce referrals.

     Violations of the Anti-Kickback Law carry potentially severe penalties including imprisonment of up to five years, criminal fines of up to $25,000 per act, civil money penalties of up to $50,000 per act, and additional damages of up to three times the amounts claimed or remuneration offered or paid. Federal law also authorizes exclusion from the Medicare and Medicaid programs for violations of the Anti-Kickback Law.

     The Anti-Kickback Law contains several statutory exceptions to the broad prohibition. In addition, Congress authorized the Office of Inspector General ("OIG") to publish numerous "safe harbors" that exempt some practices from enforcement action under the Anti-Kickback Law and related laws. These statutory exceptions and regulatory safe harbors protect various bona fide employment relationships, contracts for the rental of space or equipment, personal service arrangements, and management contracts, among other things, provided that certain conditions set forth in the statute or regulations are satisfied. The safe harbor regulations, however, do not comprehensively describe all lawful relationships between healthcare providers and referral sources, and the failure of an arrangement to satisfy all of the requirements of a particular safe harbor does not mean that the arrangement is unlawful. Failure to comply with the safe harbor provisions, however, may mean that the arrangement will be subject to scrutiny. It is possible for healthcare providers to request an advisory opinion from the OIG regarding an existing or proposed business arrangement and the possible anti-kickback concerns raised by that arrangement.

     Many states, including states where Vitas does business, have adopted similar prohibitions against payments that are intended to induce referrals of patients, regardless of the source of payment. Some of these state laws lack explicit "safe harbors" that may be available under federal law. Sanctions under these state anti-kickback laws may include civil money penalties, license suspension or revocation, exclusion from Medicare or Medicaid, and criminal fines or imprisonment. Little precedent exists regarding the interpretation or enforcement of these statutes.

     Vitas is required under the Medicare conditions of participation and some state licensing laws to contract with numerous healthcare providers and practitioners, including physicians, hospitals and nursing homes, and to arrange for these individuals or entities to provide services to Vitas' patients. In addition, Vitas has contracts with other suppliers, including pharmacies, ambulance services and medical equipment companies. Some of these individuals or entities may refer, or be in a position to refer, patients to Vitas, and Vitas may refer, or be in a position to refer, patients to these individuals or entities. These arrangements may not qualify for a safe harbor. Vitas from time to time seeks guidance from regulatory counsel as to the changing and evolving interpretations and the potential applicability of these anti-kickback laws to its programs, and in response thereto, takes such actions as it deems appropriate. We generally believe that Vitas' contracts and arrangements with providers, practitioners and suppliers do not violate applicable anti-kickback laws. However, we cannot assure you that such laws will ultimately be interpreted in a manner consistent with Vitas' practices.


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     HIPAA ANTI-FRAUD PROVISIONS. HIPAA includes several revisions to existing health care fraud laws by permitting the imposition of civil monetary penalties in cases involving violations of the anti-kickback statute or contracting with excluded providers. In addition, HIPAA created new statutes making it a federal felony to engage in fraud, theft, embezzlement, or the making of false statements with respect to healthcare benefit programs, which include private, as well as government programs. In addition, for the first time, federal enforcement officials have the ability to exclude from the Medicare and Medicaid programs any investors, officers and managing employees associated with business entities that have committed healthcare fraud, even if the investor, officer or employee had no actual knowledge of the fraud.

     OIG FRAUD ALERTS, ADVISORY OPINIONS AND OTHER PROGRAM GUIDANCE. In 1976, Congress established the OIG to, among other things, identify and eliminate fraud, abuse and waste in HHS programs. To identify and resolve such problems, the OIG conducts audits, investigations and inspections across the country and issues public pronouncements identifying practices that may be subject to heightened scrutiny. In the last several years, there have been a number of hospice related audits and reviews conducted. These reviews and recommendations have included the following:

     o better ensuring that Medicare hospice eligibility determinations are made in accordance with the Medicare regulations; and

     o revising the annual cap on hospice benefits to better reflect the cost of care provided.

     From time to time, various federal and state agencies, such as HHS and the OIG, issue a variety of pronouncements, including fraud alerts, the OIG's Annual Work Plan and other reports, identifying practices that may be subject to heightened governmental scrutiny. For example, the OIG in 2002 specifically called for a review of hospice plans of care to examine the variance among hospice plans of care and the extent to which services are provided in accordance with plans of care, and to determine whether there should be uniform standards or minimum requirements for their completion. In addition, the OIG called for a review of payments for the care of hospice patients residing in nursing homes and the level of services they receive. We cannot predict what, if any changes may be implemented in coverage, reimbursement, or enforcement policies as a result of these OIG reviews and recommendations.

     Additionally, in March 1998, the OIG issued a special fraud alert titled "Fraud and Abuse in Nursing Home Arrangements with Hospices." This special fraud alert focused on payments received by nursing homes from hospices.

     FEDERAL FALSE CLAIMS ACTS. The federal law includes several criminal and civil false claims provisions, which provide that knowingly submitting claims for items or services that were not provided as represented may result in the imposition of multiple damages, administrative civil money penalties, criminal fines, imprisonment, and/or exclusion from participation in federally funded healthcare programs, including Medicare and Medicaid. In addition, the OIG may impose extensive and costly corporate integrity requirements upon a healthcare provider that is the subject of a false claims judgment or settlement. These requirements may include the creation of a formal compliance program, the appointment of a government monitor, and the imposition of annual reporting requirements and audits conducted


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by an independent review organization to monitor compliance with the terms of the agreement and relevant laws and regulations.

     The Civil False Claims Act prohibits the known filing of a false claim or the known use of false statements to obtain payments. Penalties for violations include fines ranging from $5,500 to $11,000, plus treble damages, for each claim filed. Provisions in the Civil False Claims Act also permit individuals to bring actions against individuals or businesses in the name of the government as so called "qui tam" relators. If a qui tam relator's claim is successful, he or she is entitled to share in the government's recovery.

     Both direct enforcement activity by the government and qui tam actions have increased significantly in recent years and have increased the risk that a healthcare company may have to defend a false claims action, pay fines or be excluded from the Medicare and/or Medicaid programs as a result of an investigation arising out of this type of an action. Because of the complexity of the government regulations applicable to the healthcare industry, we cannot assure you that Vitas will not be the subject of an action under the False Claims Act.

     STATE FALSE CLAIMS LAWS. At least 10 states and the District of Columbia, including states in which Vitas currently operates, have adopted state false claims laws that mirror to some degree the federal false claims laws. While these statutes vary in scope and effect, the penalties for violating these false claims laws include administrative, civil and/or criminal fines and penalties, imprisonment, and the imposition of multiple damages.

     THE STARK LAW AND STATE PHYSICIAN SELF-REFERRAL LAWS. Section 1877 of the Social Security Act, commonly known as the "Stark Law," prohibits physicians from referring Medicare or Medicaid patients for "designated health services" to entities in which they hold an ownership or investment interest or with whom they have a compensation arrangement, subject to a number of statutory and regulatory exceptions. Penalties for violating the Stark Law are severe and include:

     o    denial of payment;

     o civil monetary penalties of $15,000 per referral or $1,000,000 for "circumvention schemes;"

     o assessments equal to 200% of the dollar value of each such service provided; and

     o    exclusion from the Medicare and Medicaid programs.

     Hospice care itself is not specifically listed as a designated health service; however, certain services that Vitas provides, or in the future may provide, are among the services identified as designated health services for purposes of the self-referral laws. We cannot assure you that future regulatory changes will not result in hospice services becoming subject to the Stark Law's ownership, investment or compensation prohibitions in the future.

     Many states where Vitas operates have laws similar to the Stark Law, but with broader effect because they apply regardless of the source of payment for care. Penalties similar to those


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listed above as well the loss of state licensure may be imposed in the event of a violation of these state self- referral laws. Little precedent exists regarding the interpretation or enforcement of these statutes.

     CIVIL MONETARY PENALTIES. The Civil Monetary Penalties Statute provides that civil penalties ranging between $10,000 and $50,000 per claim or act may be imposed on any person or entity that knowingly submits improperly filed claims for federal health benefits or that offers or makes payments to induce a beneficiary or provider to reduce or limit the use of health care services or to use a particular provider or supplier. Civil monetary penalties may be imposed for violations of the anti-kickback statute and for the failure to return known overpayments, among other things.

     PROHIBITION ON EMPLOYING OR CONTRACTING WITH EXCLUDED PROVIDERS. The Social Security Act and federal regulations state that individuals or entities that have been convicted of a criminal offense related to the delivery of an item or service under the Medicare or Medicaid programs or that have been convicted, under state or federal law, of a criminal offense relating to neglect or abuse of residents in connection with the delivery of a healthcare item or service cannot participate in any federal health care programs, including Medicare and Medicaid. Additionally, individuals and entities convicted of fraud, that have had their licenses revoked or suspended, or that have failed to provide services of adequate quality also may be excluded from the Medicare and Medicaid programs. Federal regulations prohibit Medicare providers, including hospice programs, from submitting claims for items or services or their related costs if an excluded provider furnished those items or services. The OIG maintains a list of excluded persons and entities. Nonetheless, it is possible that Vitas might unknowingly bill for services provided by an excluded person or entity with whom it contracts. The penalty for contracting with an excluded provider may range from civil monetary penalties of $50,000 and damages of up to three times the amount of payment that was inappropriately received.

     CORPORATE PRACTICE OF MEDICINE AND FEE SPLITTING. Most states have laws that restrict or prohibit anyone other than a licensed physician, including business entities such as corporations, from employing physicians and/or prohibit payments or fee-splitting arrangements between physicians and corporations or unlicensed individuals. Violations of corporate practice of medicine and fee-splitting laws vary from state to state, but may include civil or criminal penalties, the restructuring or termination of the business arrangements between the physician and unlicensed individual or business entity, or even the loss of the physician's license to practice medicine. These laws vary widely from state to state both in scope and origin (e.g. statute, regulation, Attorney General opinion, court ruling, agency policy) and in most instances have been subject to only limited interpretation by the courts or regulatory bodies.

     Vitas employs or contracts with physicians to provide medical direction and patient care services to its patients. Vitas has made efforts in those states where certain contracting or fee arrangements are restricted or prohibited to structure those arrangements in compliance with the applicable laws and regulations. Despite these efforts, however, we cannot assure you that agency officials charged with enforcing these laws will not interpret Vitas' contracts with employed or independent contractor physicians as violating the relevant laws or regulations. Future determinations or interpretations by individual states with corporate practice of medicine or fee splitting restrictions may force Vitas to restructure its arrangements with physicians in those locations.

     HEALTH INFORMATION PRACTICES. There currently are numerous legislative and regulatory initiatives at both the state and federal levels that address patient privacy concerns. In particular, federal regulations issued under the HIPAA Act of 1996 ("HIPAA") require Vitas to protect the privacy and security of patients' individual health information. HHS published final regulations addressing patient privacy on December 28, 2000, which were modified on August 14, 2002 (the "Privacy Rule"). Vitas was required to comply with the Privacy Rule by April 14, 2003, and Vitas believes that it is in material compliance. Additionally, HIPAA does not automatically preempt applicable state laws and regulations concerning Vitas' use, disclosure and maintenance of patient health information, which means that Vitas is subject to a complex regulatory scheme that, in many instances, requires Vitas to comply both with federal and state laws and regulations.

     In August of 2000, HHS published final regulations establishing health care transaction standards and code sets for the electronic transmission of health care information in connection with certain transactions, such as billing or health plan eligibility (the "Transactions Standard"). The official deadline for compliance with the Transactions Standard for covered entities such as Vitas was October 16, 2003. The Centers for Medicare and Medicaid Services ("CMS") is the division of HHS that is responsible for interpreting and enforcing the Transactions Standard. Failure to comply with the Transactions Standard may subject covered entities, including Vitas, to civil monetary penalties and possibly to criminal penalties. Vitas believes that it has made significant and appropriate good faith efforts to comply with the Transactions Standard and to develop an appropriate contingency plan as encouraged by CMS. It is unclear, however, how CMS will regulate providers in general or Vitas in particular with respect to compliance with the Transactions Standard. Consequently, it also is unclear whether Vitas would be found to be in material compliance with the Transactions Standard if CMS were to review Vitas' electronic claims submissions and assess Vitas' electronic transactions, or whether Vitas would be required to expend substantial sums on acquiring and implementing new information systems, or would otherwise be affected in a manner that would negatively impact its profitability.

     On May 31, 2002, HHS published its final rule regarding the HIPAA Unique Employer Identifier Standard, which establishes a standard for identifying employers in healthcare transactions where information about the employer is transmitted electronically, as well as requirements concerning its use by HIPAA covered entities. The deadline for compliance with the Unique Employer Identifier Standard rule is July 30, 2004. Additionally, HHS published final regulations addressing the security of such health information on February 20, 2003 (the "Security Rule"), and Vitas will be required to comply with the Security Rule by April 21, 2005. Also, HHS published its final rule adopting the HIPAA Standard Unique Health Identifier for health care providers on January 23, 2004, and Vitas' compliance deadline for that rule is May 23, 2007. Because compliance with the final rules regarding the HIPAA Unique Employer Identifier Standard and the Standard Unique Health Identifier, and the Security Rule is not yet required, we cannot predict the total financial or other impact of any of these final regulations on Vitas' operations, including any need for Vitas to expend financial resources on acquiring and implementing new information systems or any other negative impact on Vitas' profitability.

     ADDITIONAL FEDERAL AND STATE REGULATION. Federal and state governments also regulate various aspects of the hospice industry. In particular, Vitas' operations are subject to federal and state health regulatory laws covering professional services, the dispensing of drugs and certain types of hospice activities. Some of Vitas' employees are subject to state laws and regulations governing the ethics and professional practice of medicine, respiratory therapy, pharmacy and nursing.

     COMPLIANCE WITH HEALTH REGULATORY LAWS. Vitas maintains an internal regulatory compliance review program and from time to time retains regulatory counsel for guidance on compliance matters. We cannot assure you, however, that Vitas' practices, if reviewed, would be found to be in compliance with applicable health regulatory laws, as such laws ultimately may be interpreted, or that any non-compliance with such laws would not have a material adverse effect on Vitas.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (a) Financial statements of business acquired. The consolidated financial statements for Vitas Healthcare Corporation and Subsidiaries as of September 30, 2003 and 2002, and for each of the three years in the period ending September 30, 2003 have been previously filed as an Exhibit to our Current Report on Form 8-K/A, dated February 23, 2004.

          The unaudited consolidated financial statements for Vitas Healthcare Corporation and Subsidiaries as of December 31, 2003 and for the three months ended December 31, 2003 and 2002, are included in this Report on Form 8-K:

            Unaudited Consolidated Balance Sheet                   F-1
            Unaudited Consolidated Statement of Income             F-2
            Unaudited Consolidated Statements of Cash Flow         F-3
            Notes to Unaudited Consolidated Financial Statements   F-4

     (b)  Pro forma financial information.

          The unaudited pro forma combined financial statements have been derived from our historical consolidated financial statements and those of Vitas, adjusted to give pro forma effect to the transactions summarized in Item 2 ("Transactions").

          The unaudited pro forma combined statement of operations of Roto-Rooter, Inc. and subsidiary companies ("Roto-Rooter") for the year ended December 31, 2003 gives effect to the Transactions as if they had occurred on January 1, 2003, and the unaudited pro forma combined balance sheet as of December 31, 2003 gives effect to the Transactions as if they had occurred on December 31, 2003.

          The following summarizes the assumed sources and uses of funds for the Transactions in preparing the pro forma financial statements (in millions):



                SOURCES:
                   Cash                                             $   31.1
                   New Credit Facility                                  75.0
                   Floating Rate Notes                                 110.0
                   Fixed Rate Notes                                    150.0
                   Sale of capital stock                               100.0
                                                                  -----------
                      TOTAL SOURCES                                 $  466.1
                                                                  ===========

                USES:
                   Purchase price of Vitas shares                   $  313.9
                   Repayment of our existing debt                       29.9
                   Repayment of Vitas existing debt                     75.0
                   Payments under non-competition and consulting
                      agreement and severance arrangements              27.3
                   Transaction fees and expenses                        20.0
                                                                  -----------
                      TOTAL USES                                    $  466.1
                                                                  ===========

          The Acquisition is being accounted for using the purchase method of accounting. The fair value of Vitas' assets and related liabilities are based on preliminary estimates. Additional analysis will be required to determine the fair value of Vitas' assets and liabilities, including the identification and valuation of intangible assets acquired. Additional intangible assets acquired may include customer contracts and related customer relationships and other contract-based intangibles such as lease agreements and service contracts. Should we identify and value additional intangible assets, everything else being equal, goodwill will be reduced. In addition, such additional intangible assets may have finite lives and be subject to amortization. The final allocation of the Acquisition consideration may result in significant differences from the pro forma amounts reflected in the unaudited pro forma financial information.

          The unaudited pro forma financial information is for informational purposes only and does not purport to represent what our financial position or results of operations would actually have been had the Transactions occurred as of the dates indicated, nor does the unaudited pro forma financial information purport to project our results for any future date or any future period. The unaudited pro forma financial information reflects pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions we believe are reasonable, but are subject to change. We have made, in our opinion, all adjustments that are necessary to present fairly the pro forma information.

          The unaudited pro forma financial information should be read in conjunction with our annual reports on Form 10-K and quarterly reports on Form 10-Q that are filed with the Securities and Exchange Commission, and with Vitas' consolidated financial statements contained in this Report on Form 8-K.

          Our unaudited pro forma combined financial statements are listed below:

                                                                   Page No.
                                                                   --------
          Unaudited Pro Forma Combined Statement of Operations
             for the Year Ended December 31, 2003                   F-6
          Unaudited Pro Forma Combined Balance Sheet
             as of December 31, 2003                                F-8

     (c)  Exhibits

          Exhibit   SK 601                                                        Page
          No.       Ref. No.    Description                                       No.
          -------   --------    -----------                                       ----

             1*      (10)       Amended and Restated Investor Agreement           E-1 to
                                as of April 27, 2001, between Vitas Healthcare    E-39
                                Corporation and Chemed Corporation.

          99.1       (99)       Press Release

               *Incorporated by reference from Current Report on Form 8-K filed with the S.E.C. on October 29, 2003.


ITEM 9.  REGULATION FD DISCLOSURE

     We are furnishing the following information reagarding our and Vitas' operating results for the periods presented below.

            SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                         OF ROTO-ROOTER AND OTHER DATA

     The following table sets forth our selected historical and pro forma consolidated financial information for the periods indicated. The historical statement of operations and balance sheet data at and for the years ended December 31, 1999, 2000, 2001 and 2002 (which amounts have been reclassified to conform to our 2003 presentation) is derived from our financial statements audited by PricewaterhouseCoopers LLP, independent auditors. The financial information for and as of the year ended December 31, 2003 is unaudited and includes all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and the results of operations for such period.


                                                           FOR THE YEARS ENDED DECEMBER 31,
                                           -------------------------------------------------------------------------
                                                1999          2000           2001           2002           2003
                                           -------------  -------------  -------------  -------------  -------------
                                                 (IN THOUSANDS EXCEPT PER SHARE AND RATIO DATA)         (UNAUDITED)
STATEMENT OF OPERATIONS DATA
 Continuing operations (a)
  Service revenues and sales.............  $   316,719    $   355,307    $   337,908    $   314,176    $   308,871
  Gross profit (excluding                      127,042        146,329        132,292        127,891        126,061
    depreciation)........................
  Depreciation...........................       11,285         13,374         14,395         13,587         12,054
  Amortization of goodwill...............        3,770          4,090          4,102              -              -
  Amortization of other intangibles......          917            902            680            621            560
  Income/(loss) from operations (b)......       21,227         28,548        (11,561)        (2,678)        (7,720)
  Income/(loss) from continuing                 16,195         18,030        (10,738)        (8,854)        (3,499)
    operations (c)(d)....................
  Net income/(loss) (d)..................       19,481         19,971        (12,185)        (2,545)        (3,435)
 Earnings/(loss) per share
  Income/(loss) from continuing            $      1.55    $      1.83    $     (1.11)   $     (0.90)   $     (0.35)
    operations...........................
  Net income/(loss)......................         1.86           2.03          (1.25)         (0.26)         (0.35)
  Average number of shares outstanding...       10,470          9,833          9,714          9,858          9,924
 Diluted earnings/(loss) per share
  Income/(loss) from continuing            $      1.54    $      1.82    $     (1.11)   $     (0.90)   $     (0.35)
    operations...........................

                                                           FOR THE YEARS ENDED DECEMBER 31,
                                           -------------------------------------------------------------------------
                                                1999          2000           2001           2002           2003
                                           -------------  -------------  -------------  -------------  -------------
                                                 (IN THOUSANDS EXCEPT PER SHARE AND RATIO DATA)         (UNAUDITED)

  Net income/(loss)......................         1.85           2.01          (1.25)         (0.26)         (0.35)
  Average number of shares                      10,514          9,927          9,714          9,858          9,924
    outstanding..........................
 Cash dividends per share................  $      2.12    $      0.40    $      0.44    $      0.45    $      0.48

OTHER FINANCIAL DATA
 EBITDA (e)..............................  $    54,163    $    60,649    $    10,635    $    22,269    $    17,334
 Adjusted EBITDA (e) ....................       40,631         49,206         33,034         30,207         25,902
 Net cash provided by continuing                28,582         45,981         27,123         26,894         22,590
    operations...........................
 Capital expenditures....................       16,696         17,586         14,457         11,855         11,178

                                                                      AS OF DECEMBER 31,
                                           -------------------------------------------------------------------------
                                                1999          2000           2001           2002           2003
                                           -------------  -------------  -------------  -------------  -------------
                                                                    (DOLLARS IN THOUSANDS)              (UNAUDITED)
BALANCE SHEET DATA
 Cash and cash equivalents                 $    17,043    $     9,978    $     8,725    $    37,731    $    50,587
 Working capital.........................       21,478          6,911         19,200         29,269         42,993
 Properties and equipment, at cost less
   accumulated depreciation..............  $    56,913    $    60,343    $    54,549    $    48,361    $    41,004
 Total assets............................      422,674        419,932        401,457        338,144        329,069
 Long-term debt..........................       78,580         58,391         61,037         25,603         25,931
 Mandatorily redeemable convertible
   preferred securities of the Chemed                -         14,641         14,239         14,186         14,126
   Capital Trust Stockholders' equity....      210,344        211,451        204,160        198,422        192,693



                                                  PRO FORMA
                                              AS OF DECEMBER 31,
                                                   2003
------------------------------------------------------------------
                                                (UNAUDITED)
------------------------------------------------------------------
PRO FORMA FINANCIAL DATA
  EBITDA (e)(f)..........................         $51,659
  Adjusted EBITDA (e)(f).................          68,239
  Ratio of Debt to Adjusted EBITDA (g)...            4.91x
  Ratio of Adjusted EBITDA to interest
    expense (h)..........................            3.06x

--------------

(a) Continuing operations exclude Cadre Computer Resources, discontinued in 2001, and Patient Care, discontinued in 2002.

(b) Income/(loss) from operations includes restructuring and similar expenses and other charges of $27.2 million in 2001, a goodwill impairment charge of $20.3 million in 2002 and asset impairment charges of $15.8 million and severance charges of $3.6 million in 2003.

(c) Income/(loss) from continuing operations includes the following: (i) aftertax restructuring and similar expenses and other charges of $16.9 million in 2001, (ii) an aftertax goodwill impairment charge of $20.3 million in 2002, (iii) an aftertax severance charge of $2.4 million in 2003, (iv) aftertax asset impairment charges of $14.4 million in 2003 and
     (v) aftertax gains on the sales of investment for the years 1999 through 2003 of $3.0 million, $2.3 million, $703,000, $775,000 and $3.4 million, respectively. In accordance with FASB Statement No. 142, amortization of goodwill ceased January 1, 2002. Aftertax amortization of goodwill for continuing operations for the years 1999 through 2001 was $3.6 million, $3.9 million and $3.9 million, respectively.

(d) Income/(loss) from continuing operations includes a $1.7 million aftertax loss on extinguishment of debt in 2001 ($0.18 per share).

(e) We define EBITDA as net income/(loss) plus interest expense, distributions on trust preferred securities, income taxes and depreciation and amortization. We define Adjusted EBITDA as EBITDA (1) plus (i) impairment, restructuring and similar expenses, (ii) severance charges, (iii) loss on extinguishment of debt and (iv) fees for pending sale of business (2) minus (i) interest income, (ii) gains on sales or redemption of investments, (iii) dividend income from Vitas, (iv) equity in earnings of Vitas and (v) income from discontinued operations. We use EBITDA and Adjusted EBITDA, in addition to net income, operating income and cash flows from operating activities, to assess our performance and believe it is important for investors to be able to evaluate us using the same measures used by management. We believe that EBITDA and Adjusted EBITDA are important supplemental measures of operating performance because they provide investors with an indication of our ability to fund our operating capital expenditures and debt service requirements through earnings. In addition, we use Adjusted EBITDA because we believe Adjusted EBITDA adds back and subtracts items to and from net income/(loss) which we believe are generally not indicative of core operating performance of our continuing operations. We also believe that EBITDA and Adjusted EBITDA are supplemental measurement tools used by analysts and investors to help evaluate a company's overall operating performance by including only transactions related to core cash operating business activities.

     A number of the items included in Adjusted EBITDA, such as impairment, restructuring and similar expenses, severance charges, loss on extinguishment of debt, gains on sales or redemption of investments and dividend income from Vitas represent charges, expenses or gains which have occurred or are likely to recur within two years of the date such item is reported. We believe that two of these items (impairment, restructuring and similar expenses and loss on extinguishment of debt) are not expected to be repetitive in nature over the long-term and that it is therefore meaningful to compare operating performance using adjusted, non-GAAP measures. In addition, we also believe that our severance charges taken to date are not routine in nature and not indicative of our core operating performance. Further, we believe that it is appropriate to adjust for interest income as such income does not result directly from our core business activities. We believe that it is informative to adjust for these items so that our core operating performance can be easily compared to that of other companies that have not incurred such charges or income. In addition, we believe that two of the items (gains on sales or redemption of investments and dividend income from Vitas) are unique to our performance prior to giving effect to the Transactions. Finally, we believe it is appropriate to deduct discontinued operations in calculating Adjusted EBITDA to indicate our earnings from operations that will be a continuing part of the enterprise.

     EBITDA and Adjusted EBITDA as calculated by us are not necessarily comparable to similarly titled measures reported by other companies. In addition, EBITDA and Adjusted EBITDA are not prepared in accordance with accounting principles generally accepted in the United States ("GAAP"), and should not be considered as alternatives for net income, operating income, net cash provided by continuing operations or our other financial information determined under GAAP, and should not be considered as measures of our profitability or liquidity.

     We believe the line on our consolidated statement of operations entitled net income/(loss) is the most directly comparable GAAP measure to EBITDA and Adjusted EBITDA. The following table reconciles EBITDA and Adjusted EBITDA to net income/(loss) for each of the respective periods:

                                                                        FOR THE YEARS ENDED DECEMBER 31,
                                                       -----------------------------------------------------------
                                                           1999        2000        2001       2002        2003
                                                       ----------- ----------- ---------- ----------- ------------
                                                                           (DOLLARS IN THOUSANDS)

Net income/(loss)...............................        $  19,481   $  19,971   $(12,185)  $  (2,545)  $  (3,435)
Add/(deduct)....................................
  Interest expense..............................            7,680       7,211      5,423       2,928       2,140
  Distributions on trust preferred securities                   -       1,197      1,113       1,079       1,071
  Income taxes..................................            9,955      11,956     (4,989)      6,451       4,749
  Depreciation and amortization                            17,047      20,314     21,273      14,356      12,809
                                                       ----------- ----------- ---------- ----------- ------------
      EBITDA....................................           54,163      60,649     10,635      22,269      17,334
Add/(deduct):
  Impairment, restructuring and similar expenses                -           -     24,734      21,542      15,828
  Severance charges.............................                -           -      -               -       3,627
  Loss on extinguishment of debt                                -           -      2,617           -           -
  Interest income...............................           (3,155)     (3,673)    (2,872)     (3,308)     (2,717)
  Gains on sales or redemption of investments              (4,661)     (3,399)      (993)     (1,141)     (5,390)
  Dividend income from Vitas....................           (2,430)     (2,430)    (2,534)     (2,846)     (1,794)
  Equity in earnings of Vitas                                   -           -          -           -        (922)
  Discontinued operations.......................           (3,286)     (1,941)     1,447      (6,309)        (64)
                                                       ----------- ----------- ---------- ----------- ------------
      Adjusted EBITDA...........................        $  40,631   $  49,206   $ 33,034   $  30,207   $  25,902
                                                       =========== =========== ========== =========== ============

(f) Represents EBITDA and Adjusted EBITDA after giving pro forma effect to the Transactions as if they had occurred as of January 1, 2003. We believe the line on our pro forma combined statement of operations entitled income/(loss) from continuing operations is the most directly comparable GAAP measure to EBITDA and Adjusted EBITDA. The following tables reconcile EBITDA and Adjusted EBITDA to the line on our pro forma combined statement of operations entitled income/(loss) from continuing operations. Supplementally, we have also provided a reconciliation of our pro forma income/(loss) from continuing operations to our pro forma net loss. See note (e) above for a further discussion of EBITDA and Adjusted EBITDA. See "Unaudited Pro Forma Financial Information of Roto-Rooter" contained herein for descriptions of the adjustments for the Transactions.

                                                                       YEAR ENDED DECEMBER 31, 2003
                                                      ----------------------------------------------------------
                                                       HISTORICAL    HISTORICAL     TRANSACTIONS     PRO FORMA
                                                       ROTO-ROOTER     VITAS      AND ADJUSTMENTS
                                                      ----------------------------------------------------------
                                                                        (IN THOUSANDS)
                                                      ----------------------------------------------------------
Income/(loss) from continuing operations..........     $   (3,499)   $   15,574   $   (16,209)      $   (4,134)
Discontinued operations...........................             64             -             -               64
                                                       ----------    ----------   -----------       ----------
Net income/(loss).................................         (3,435)       15,574       (16,209)          (4,070)
Add/(deduct):
  Interest expense, including amortization of debt
    costs.........................................          2,140         6,253        16,853           25,246
  Distributions on trust preferred securities               1,071             -             -            1,071
  Income taxes....................................          4,749        10,455        (8,931)           6,273
  Depreciation and amortization                            12,809         5,080          5,250          23,139
                                                       ==========    ==========   ===========       ==========
      EBITDA......................................         17,334        37,362        (3,037)          51,659
Add/(deduct):
  Impairment charges..............................         15,828             -             -           15,828
  Severance charges...............................          3,627             -             -            3,627
  Loss on extinguishment of debt                                -         4,117             -            4,117
  Interest income.................................         (2,717)         (683)          321           (3,079)
  Fees for pending sale of business                             -         1,541             -            1,541
  Gains on sales or redemption of investments              (5,390)            -             -           (5,390)
  Dividend income from Vitas......................         (1,794)            -         1,794                -
  Equity in earnings of Vitas.....................           (922)            -           922                -
  Discontinued operations.........................            (64)            -             -              (64)
                                                       ----------    ----------   -----------       ----------
     Adjusted EBITDA..............................     $   25,902    $   42,337             -       $   68,239
                                                       ==========    ==========   ===========       ==========

(g) Represents pro forma combined long-term debt, including current portion of long-term debt, excluding trust preferred securities, divided by Adjusted EBITDA.

(h) Represents pro forma combined Adjusted EBITDA divided by pro forma interest expense excluding distributions on trust preferred securities and amortization of debt costs.

            SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

                                   OF VITAS

     The following table sets forth Vitas' selected historical consolidated financial information for the periods indicated. The selected consolidated summary of operations data for the years ended September 30, 1999, 2000, 2001, 2002 and 2003 and the financial position data as of September 30, 2003, 2002, 2001, 2000 and 1999 set forth below are derived from Vitas' financial statements audited by Ernst & Young LLP, independent auditors. The financial information for and as of the year ended December 31, 2003 is unaudited and includes all adjustments, consisting of normal recurring accruals, which Vitas considers necessary for a fair presentation of the financial position and the results of operations for such period.

                                                                                                                FOR THE YEAR ENDED
                                                                 FOR THE YEARS ENDED SEPTEMBER 30,                DECEMBER 31,
                                                        1999        2000        2001       2002        2003           2003
                                                    ----------- ----------  ----------- ----------- -----------  -----------------
                                                      (DOLLARS IN THOUSANDS, EXCEPT NET REVENUE PER DAY)         (UNAUDITED)
STATEMENT OF OPERATIONS DATA
  Service revenues................................  $  239,812  $272,595   $  319,517   $  359,200   $  420,074     $  441,017
  Service revenues less hospice
    program expenses
    (excluding depreciation)......................      49,175     57,540      69,973       77,841       88,254         95,342
  Depreciation and amortization (a)...............       7,052      6,425       6,238        4,876        5,084          5,080
  Income from operations..........................      14,196     17,512      23,814       28,019       32,022         35,716
  Net income (a)..................................       7,416      9,883      12,311       13,789(b)    13,689         15,574

OTHER FINANCIAL DATA
  EBITDA (c)......................................      21,789     24,516      30,656       33,575       33,705         37,362(d)
  Adjusted EBITDA (c).............................      21,248     23,937      30,052       32,895       37,106         42,337(d)
  Net cash from operating activities..............  $    7,431  $  12,138   $  12,248   $   13,291   $   19,747     $   23,270
  Capital expenditures............................       3,444      5,242       4,670        5,368        7,007          7,652
  Average daily census............................       4,922      5,439       5,951        6,320        7,117          7,428
  Number of hospice
    locations.....................................          19         19          19           20           24             25
  Admissions......................................      32,873     36,818      39,562       40,753       43,105         43,652
  Total days of care..............................   1,796,525  1,990,842   2,172,243    2,306,767    2,597,589      2,711,296
  Net revenue per patient day.....................  $      133  $     137  $      147   $      156   $      162     $      163
  Working capital/(deficit).......................      (8,575)    (7,636)      2,144        4,899       15,845         16,656


                                                                                  56

                                                                                                        AS OF
                                                              AS OF SEPTEMBER 30,                    DECEMBER 31,
                                             1999        2000        2001       2002       2003          2003
                                           ---------  ----------  ----------  --------- ----------  ---------------
                                                             (IN THOUSANDS)                          (UNAUDITED)
BALANCE SHEET DATA
  Cash and cash equivalents..............  $  9,831    $  9,883    $  8,381   $  5,466   $  9,103   $  17,062
  Properties and equipment, at cost
    less accumulated depreciation........     8,681       9,184       9,549     10,845     12,355      12,613
  Total assets...........................    85,888      84,469     102,250    111,467    132,551     143,365
  Long-term debt.........................    20,650      14,750      65,508     58,282     89,243      67,625
  Redeemable preferred stock.............    69,261      72,677      20,374     22,006          -           -
  Stockholders' equity (deficit).........   (45,478)    (42,734)    (26,650)   (16,426)   (11,548)     11,849

(a) In accordance with FASB Statement No. 142, amortization of goodwill ceased October 1, 2001. Pretax amortization of goodwill was $1.7 million per year in fiscal years 1999 through 2001. Aftertax amortization of goodwill for the fiscal years 1999 through 2001 was approximately $1.0 million in each such fiscal year.

(b) Amount includes aftertax loss of $2.5 million on early extinguishment of debt in fiscal year 2003.

(c) Vitas defines EBITDA as net income plus (i) interest expense, (ii) income taxes and (iii) depreciation and amortization expense. Vitas defines Adjusted EBITDA as EBITDA plus (i) interest income, (ii) fees for pending sale of business and (iii) noncash loss from early extinguishment of debt. Vitas has historically used EBITDA and Adjusted EBITDA, in addition to net income, operating income and cash flows from operating activities, to assess performance and we believe it is important for investors to be able to evaluate Vitas using the same measures used by management. We believe that EBITDA and Adjusted EBITDA are important supplemental measures of operating performance because they provide investors with an indication of a company's ability to fund operating capital expenditures and debt service requirements through earnings. In addition, we have included Adjusted EBITDA because Adjusted EBITDA adjusts for items which Vitas believes are generally not operational in nature and not indicative of core operating performance of its continuing operations. We also believe that EBITDA and Adjusted EBITDA are supplemental measurement tools used by analysts and investors to help evaluate a company's overall operating performance by including only transactions related to core cash operating business activities.

     Adjusted EBITDA as calculated by Vitas is not necessarily comparable to similarly titled measures reported by other companies. In addition, Adjusted EBITDA is not prepared in accordance with GAAP, and should not be considered as an alternative for net income, operating income, net cash provided by continuing operations or Vitas' other financial information determined under GAAP, and should not be considered as a measure of profitability or liquidity of Vitas.

     Vitas believes the line on its consolidated statement of operations entitled net income is the most directly comparable GAAP measure to EBITDA and Adjusted EBITDA. The following table reconciles EBITDA and Adjusted EBITDA to net income for each of the respective periods:

                                                                                                     FOR THE YEAR
                                                                                                        ENDED
                                                     FOR THE YEARS ENDED SEPTEMBER 30,               DECEMBER 31,
                                             1999        2000        2001       2002       2003          2003
                                           ---------  ----------  ----------  --------- ----------  ---------------
                                                              (IN THOUSANDS)                          (UNAUDITED)
Net income...............................  $  7,416    $  9,883    $ 12,311   $ 13,789   $ 13,689   $  15,574
Add/(deduct):
  Interest expense.......................     2,477       1,756       3,552      5,717      5,886       6,253
  Income taxes...........................     4,844       6,452       8,555      9,193      9,046      10,455
  Depreciation and amortization               7,052       6,425       6,238      4,876      5,084       5,080
                                           ---------  ----------  ----------  --------- ----------  ---------------
    EBITDA...............................    21,789      24,516      30,656     33,575     33,705      37,362
Add/(deduct):
  Interest income.......................       (541)       (579)       (604)      (680)      (716)       (683)
  Fees for pending sale of business               -           -           -          -                  1,541
  Noncash loss from early
    extinguishment of debt...............         -           -           -          -      4,117       4,117
                                           ---------  ----------  ----------  --------- ----------  ---------------
    Adjusted EBITDA......................  $ 21,248    $ 23,937    $ 30,052   $ 32,895   $ 37,106   $  42,337
                                           =========  ==========  ==========  ========= ==========  ===============

(d) Includes $5.0 million of compensation for three executives of Vitas expected to retire upon the closing of the Transactions, and $1.5 million in fees and expenses relating to the Transactions.

                         CERTIFICATION AND SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                         Roto-Rooter, Inc.
                                         (Registrant)


Dated: February 24, 2004             By   /s/  Arthur V. Tucker, Jr.
                                        --------------------------------
                                         Arthur V. Tucker, Jr.
                                         (Vice President and Controller)

                                            VITAS HEALTHCARE CORPORATION
                                        UNAUDITED CONSOLIDATED BALANCE SHEET
                                      DECEMBER 31, 2003 AND SEPTEMBER 30, 2003
                                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                        DECEMBER 31,   SEPTEMBER 30,
                                                                                           2003            2003
                                                                                      --------------- --------------
 ASSETS
 Current assets
   Cash and cash equivalents                                                           $    17,062    $    9,103
   Restricted cash                                                                           8,490         6,000
   Accounts receivable less allowances of $7,211 (September 30 - $6,455)                    45,796        52,311
   Prepaid expenses and other current assets                                                 8,271         2,477
                                                                                      --------------- --------------
      Total current assets                                                                  79,619        69,891
 Properties and equipment, at cost, less accumulated depreciation
   of  $39,666 (September 30 - $38,366)                                                     12,613        12,355
 Intangiible assets less accumulated amortization of  $11,168 (September 30 - $11,162)      40,437        40,443
 Other assets                                                                               10,696         9,862
                                                                                      --------------- --------------
      Total Assets                                                                     $   143,365    $  132,551
                                                                                      =============== ==============
 LIABILITIES
 Current liabilities
   Accounts payable                                                                    $    22,164    $   18,203
   Current portion of long-term debt                                                         6,750         6,426
   Income taxes                                                                              3,314           107
   Accrued compensation                                                                     16,049        17,195
   Current deferred income taxes                                                             1,634         1,634
   Other current liabilities                                                                13,052        10,481
                                                                                      --------------- --------------
      Total current liabilities                                                             62,963        54,046
 Long-term debt                                                                             67,625        89,243
 Other liabilities                                                                             928           810
                                                                                      --------------- --------------
                Total liabilities                                                          131,516       144,099
                                                                                      --------------- --------------
 STOCKHOLDERS' EQUITY
 Capital stock  $.001 par value, 40,000,000 shares authorized,
   11,138,569 (September 30 - 6,980,326) shares issued and outstanding                          11             7
 Paid-in capital                                                                            (6,989)      (24,986)
 Retained earnings                                                                          26,880        21,484
 Stock subscription receivable from shareholder                                             (8,053)       (8,053)
                                                                                      --------------- --------------
      Total Stockholders' Equity                                                            11,849       (11,548)
                                                                                      --------------- --------------
      Total Liabilities and Stockholders' Equity                                       $   143,365    $  132,551
                                                                                      =============== ==============

 The Notes to Unaudited Financial Statements are an integral part of this statement

                            VITAS HEALTHCARE CORPORATION
                     UNAUDITED CONSOLIDATED STATEMENT OF INCOME
                FOR THE THREE MONTHS ENDED DECEMBER 31, 2003 AND 2002
                                   (IN THOUSANDS)


                                               FOR THE THREE MONTHS ENDED
                                                       DECEMBER 31,
                                             --------------- --------------
                                                   2003             2002
                                             --------------- --------------
 Net revenue from patient services            $    121,062    $    100,119

 Hospice program services                           93,547          79,692
 Central support services                           12,515          10,883
 Provision for bad debts                             1,481           1,256
 Depreciation and amortization                       1,251           1,255
 Fees for pending sale of business                   1,541               -
                                             --------------- --------------
   Total costs and expenses                        110,335          93,086
                                             --------------- --------------
   Income from operations                           10,727           7,033
 Interest expense                                   (1,744)         (1,377)
 Interest and other income                             162             195
                                             --------------- --------------
   Income before income taxes                        9,145           5,851
 Provision for income taxes                         (3,749)         (2,340)
                                             --------------- --------------
   Net income                                        5,396           3,511
 Preferred stock dividends and accretion of
   preferred stock to redemption value                   -            (857)
                                             --------------- --------------
 Net income available to common stockholders  $      5,396     $     2,654
                                             =============== ==============

The Notes to Unaudited Financial Statements are an integral part of this statement

                               VITAS HEALTHCARE CORPORATION
                      UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS
                   FOR THE THREE MONTHS ENDED DECEMBER 31, 2003 AND 2002
                                      (IN THOUSANDS)

                                                                FOR THE THREE MONTHS ENDED
                                                                        DECEMBER 31,
                                                               ----------------------------
                                                                   2003           2002
                                                               --------------  ------------
 CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                   $   5,396       $   3,511
   Adjustments to reconcile net income to net cash provided
     by operating activities:
   Depreciation and amortization                                    1,756           1,677
   Provision for uncollectible accounts receivable                  1,481           1,256
   Changes in operating assets and liabilities:
      Increase in restricted cash                                  (2,490)              -
      Decrease in accounts receivable                               5,034           1,641
      Decrease in other current assets                             (5,597)         (3,923)
      Increase in accounts payable and accrued expenses             4,960           2,647
      Increase in income taxes                                      3,207           2,970
      Decrease/(increase) in other assets                          (1,120)             85
      Increase/(decrease) in other liabilities                        (15)            429
   Other sources                                                        -               1
                                                               --------------  ------------
      Net cash provided by operating activities                    12,612          10,294
                                                               --------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES
   Capital expenditures                                            (1,720)         (1,075)
   Cash paid for hospice acquisition                                    -          (2,044)
                                                               --------------  ------------
      Net cash used by investing activities                        (1,720)         (3,119)
                                                               --------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from exercise of warrants                              17,999               -
   Repayment of long-term debt                                    (20,624)              -
   Dividends on preferred stock                                         -            (608)
   Other uses                                                        (308)           (113)
                                                               --------------  ------------
      Net cash used by financing activities                        (2,933)           (721)
                                                               --------------  ------------
INCREASE IN CASH AND CASH EQUIVALENTS                               7,959           6,454
Cash and cash equivalents at beginning of year                      9,103           5,466
                                                               --------------  ------------

 Cash and cash equivalents at end of year                        $ 17,062       $  11,920
                                                               ==============  ============

The Notes to Unaudited Financial Statements are an integral part of this statement

                         VITAS HEALTHCARE CORPORATION
                    NOTES TO UNAUDITED FINANCIAL STATEMENTS



1. The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles except that they do not include all the disclosures required under generally accepted accounting principles for complete financial statements. However, in the opinion of management of Vitas Healthcare Corporation ("Vitas"), the financial statements presented herein contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows of Vitas. For further information regarding Vitas' accounting policies, refer to the consolidated financial statements and notes included in Vitas' annual financial statements for the year ended September 30, 2003, included in this Report on Form 8-K.

     Vitas uses Accounting Principles Board Opinion No. 25 ("APB No. 25), Accounting for Stock Issued to Employees, to account for stock-based compensation. Since the Company's stock options qualify as fixed options under APB No. 25 and since the option price equals the fair value of the stock on the date of grant, there is no compensation expense for stock options.

     The following table illustrates the effect on net income if Vitas had applied the fair-value-recognition provisions of Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation (in thousands):


                                         THREE MONTHS ENDED DECEMBER 31,

                                                     2003        2002
                                                  ---------  ---------
Net income as reported                            $   5,396  $   3,511
Deduct: fair value of stock-based employee
     compensation expense, net of income tax           (157)      (142)
                                                  ---------  ---------
Pro forma net income                              $   5,239  $   3,369
                                                  =========  =========

     Because Vitas' employee stock options have characteristics significantly different from those of traded options, for which option valuation models were developed, the values calculated above do not necessarily provide a reliable measure of the fair value of Vitas' employee stock options.

2. On October 14, 2003, Roto-Rooter exercised two of its three warrants (Warrants A and B) to purchase 4,158,000 common shares of Vitas for $18.0 million in cash. At December 31, 2003, Roto-Rooter owns 37% of Vitas' outstanding common stock.

3. During the quarter ended December 31, 2003, Vitas incurred approximately $1,541,000 of fees and expenses related to the sale of the business to Roto-Rooter, Inc. ("Roto-

     Rooter"). On February 24, 2004, Roto-Rooter acquired the portion of Vitas it did not own for approximately $313.9 million in cash.

                                            ROTO-ROOTER INC. AND SUBSIDIARY COMPANIES
                                       UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                               FOR THE YEAR ENDED DECEMBER 31, 2003
                                       (IN THOUSANDS EXCEPT PER SHARE AND PERCENTAGE DATA)
                                                                                  ADD/(DEDUCT)
                                                                        -------------------------------
                                                         HISTORICAL      HISTORICAL     PRO FORMA
                                                         ROTO-ROOTER      VITAS (A)    ADJUSTMENTS         PRO FORMA (H)
                                                        -------------   ------------   ------------        ------------
Service revenues and sales                              $    308,871    $   441,017    $         -         $   749,888
                                                        -------------   ------------   ------------        ------------
Cost of services provided and goods sold
      (excluding depreciation)                               182,810        345,675              -             528,485
Selling, general and administrative expenses                 105,899         53,005                            158,904
Depreciation                                                  12,054          5,080          2,000  (b)         19,134
Amortization of purchased intangibles                              -              -          3,250  (b)          3,250
Fees for pending sale of business                                  -          1,541              -               1,541
Impairment expenses                                           15,828              -              -              15,828
                                                        -------------   ------------   ------------        ------------
    Total costs and expenses                                 316,591        405,301          5,250             727,142
                                                        -------------   ------------   ------------        ------------
    Income/(loss) from operations                             (7,720)        35,716         (5,250)             22,746
Interest expense, including amortization of debt
    costs                                                     (2,140)        (6,253)       (16,853) (c)        (25,246)
Distributions on preferred securities                         (1,071)             -              -              (1,071)
Loss on extinguishment of debt                                     -         (4,117)             -              (4,117)
Other income--net                                             11,259            683         (2,115) (d)          9,827
                                                        -------------   ------------   ------------        ------------
     Income before income taxes                                  328         26,029        (24,218)              2,139
Income taxes                                                  (4,749)       (10,455)         8,931  (e)         (6,273)
Equity in earnings of Vitas                                      922              -           (922) (f)              -
                                                        -------------   ------------   ------------        ------------
     Loss from continuing operations                    $     (3,499)   $    15,574    $   (16,209)        $    (4,134)
                                                        =============   ============   ============        ============
LOSS PER SHARE AND DILUTED LOSS PER SHARE
Loss from continuing operations                         $      (0.35)                                      $     (0.35)
                                                        =============                                      ============
Average number of shares outstanding                           9,924                         2,000  (g)         11,924
                                                        =============                  ============        ============


-------------------------------------------------

     (a) Amounts represent the historical results of Vitas for the year ended December 31, 2003:



                                                                                      ADD/(DEDUCT)--
                                                            YEAR ENDED            THREE MONTHS ENDED        YEAR ENDED
                                                           SEPTEMBER 30,              DECEMBER 31,          DECEMBER 31,
                                                          --------------   ----------------------------    -------------
                                                               2003             2003            2002            2003
Service revenues and sales                                $    420,074     $    121,062   $   (100,119)    $   441,017
Cost of services provided and goods sold
     (excluding depreciation)                                  331,820           93,547        (79,692)        345,675
Selling, general and administrative expenses                    51,148           13,996        (12,139)         53,005
Depreciation                                                     5,084            1,251         (1,255)          5,080
Fees for pending sale of business                                    -            1,541              -           1,541
                                                          -------------    -------------  -------------    ------------
      Total costs and expenses                                 388,052          110,335        (93,086)        405,301
                                                          -------------    -------------  -------------    ------------
      Income from operations                                    32,022           10,727         (7,033)         35,716
Interest expense                                                (5,886)          (1,744)         1,377          (6,253)
Loss on extinguishment of debt                                  (4,117)               -              -          (4,117)
Other income--net                                                  716              162           (195)            683
                                                          -------------    -------------  -------------    ------------
      Income before income taxes                                22,735            9,145         (5,851)         26,029
Income taxes                                                    (9,046)          (3,749)         2,340         (10,455)
                                                          -------------    -------------  -------------    ------------
      Net Income                                          $     13,689     $      5,396   $     (3,511)    $    15,574
                                                          =============    =============  =============    ============

     (b) Amounts represent the additional depreciation and amortization expenses the Company will record as a result of recording the assets and liabilities of Vitas' at their fair market value on the date of the Acquisition. This additional depreciation and amortization includes the following:

             Computer software (estimated value of $10,000
               and useful life of 5 years)                        $   2,000
                                                                    ==========
             Covenant not to compete with Vitas' retiring CEO
               (value of $18,000; contractual and estimated
               useful life of 8 years)                            $   2,250
                                                                    ==========
             Consulting agreement with Vitas' retiring CEO
               (value of $7,000; contractual and useful life
               of 7 years)                                              1,000
                                                                    ----------
              Total amortization                                    $   3,250
                                                                    ==========

     (c)  Interest adjustments include the following:
           Elimination of interest on Vitas' existing debt          $   6,253
           Elimination of interest on our existing debt                 2,140
           Interest on New Credit Facility:
             $40,000 term loan at 4.38% (LIBOR + 3.25%)                (1,752)
             $35,000 term loan at 4.63% (LIBOR + 3.50%)                (1,621)
           Interest on $110,000 Floating Rate Notes at
             4.88% (LIBOR + 3.75%)                                     (5,368)
           Interest on $150,000 Fixed Rate Notes at 8.75%             (13,125)
           Credit facility fees for New Facility                         (400)
                                                                    ----------
             Net additional interest expense                          (13,873)
           Amortization of debt costs                                  (2,980)
                                                                    ----------
             Total additional interest costs, including
           amortization of debt costs                               $ (16,853)
                                                                    ==========
             The above computations are based on LIBOR of 1.13% at February 11, 2004. If LIBOR fluctuates by by 1/8%, then interest expense for the Company's variable interest rate debt (a total of $185,000) would increase or decrease by $231 per annum.
             The amortization of debt amount represents amortization of $14,065 of transaction costs to be classified as long-term financing costs using the effective interest method over the lives of the respective debt issues.

     (d)   Amount represents the total of the following:
             Estimated lost interest on cash used for Acquisition
               based on average pretax investment rate of
               approximately 1% and average balance of $31,140.     $    (321)
             Elimination of our dividend income from Vitas'
               preferred stock (redeemed by Vitas in August 2003)      (1,794)
                                                                    ----------
               Total                                                $  (2,115)
                                                                    ==========

     (e) Amount represents tax benefit of net additional interest expense, based on statutory income tax rates and giving effect to the corporate dividend exclusion.

     (f) Amount represents the elimination of our equity in Vitas' earnings.

     (g) Amount assumes that 2,000 shares of our capital stock are issued in the Transactions.

     (h) The pro forma results do not include the effects of the loss arising from the write-off of Vitas' existing deferred financing costs ($4,622) or the loss arising from the make whole payment on our debt ($3,000) which will occur in connection with the Transactions.

                                             ROTO-ROOTER INC. AND SUBSIDIARY COMPANIES
                                             UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                                         DECEMBER 31, 2003
                                        (IN THOUSANDS EXCEPT PER SHARE AND PERCENTAGE DATA)

                                                                                     ADD/(DEDUCT)
                                                                        ---------------------------------
                                                            HISTORICAL      HISTORICAL    PRO FORMA
                                                           ROTO-ROOTER       VITAS(A)     ADJUSTMENTS      PRO FORMA(Q)
                                                         -------------- --------------- ---------------- --------------
 ASSETS
 Current assets
      Cash and cash equivalents                          $    50,587       $  17,062     $  (4,597)  (b)    $  63,052
      Restricted cash                                              -           8,490        (8,490)  (c)            -
      Accounts receivable less allowances                     13,592          45,796             -             59,388
      Inventories                                              8,256               -             -              8,256
      Statutory deposits                                       9,358               -             -              9,358
      Prepaid expenses and other current assets               20,292           8,271             -             28,563
                                                         -------------- --------------- ---------------- --------------
        Total current assets                                 102,085          79,619       (13,087)           168,617
 Investments of deferred compensation plans held in
   trust                                                      17,743               -             -             17,743
 Other investments                                            25,081               -       (23,636)  (d)        1,445
 Note receivable                                              12,500               -             -             12,500
 Properties and equipment, at cost, less accumulated
   depreciation                                               41,004          12,613        10,000   (e)       63,617
 Identifiable intangible assets less accumulated
   amortization                                                  592               -        25,000   (e)       25,592
 Goodwill less accumulated amortization                      105,335          40,437       320,791   (e)      466,563
 Deferred financing costs                                          -           4,622         9,443   (f)       14,065
 Cash held in escrow for Acquisition                          10,000               -       (10,000)  (g)            -
 Other assets                                                 14,729           6,074             -             20,803
                                                         -------------- --------------- ---------------- --------------
        Total Assets                                     $   329,069       $ 143,365     $ 318,511          $ 790,945
                                                         ============== =============== ================ ==============
 LIABILITIES
 Current liabilities
      Accounts payable                                   $     7,120          22,164             -             29,284
      Current portion of long-term debt                          448           6,750        (2,198)  (h)        5,000
      Income taxes                                                26           3,314        (3,822)  (i)         (482)
      Deferred contract revenue                               14,362               -             -             14,362
      Other current liabilities                               37,136          30,735        (1,179)  (j)       66,692
                                                         -------------- --------------- ---------------- --------------
        Total current liabilities                             59,092          62,963        (7,199)           114,856
 Existing long-term debt                                      25,931          67,625       (93,556)  (k)            -
 New Credit Facility, less current portion                         -               -        70,000   (l)       70,000
 Floating Rate Notes                                               -               -       110,000   (m)      110,000
 Fixed Rate Notes                                                  -               -       150,000   (m)      150,000
 Mandatorily redeemable convertible preferred securities
   of the Chemed Capital Trust                                14,126               -             -             14,126
                                                         -------------- --------------- ---------------- --------------
        Total long-term debt                                  40,057          67,625       236,444            344,126
 Deferred compensation liabilities                            17,733               -             -             17,733
 Other liabilities                                            19,494             928         3,500   (n)       23,922
                                                         -------------- --------------- ---------------- --------------
        Total liabilities                                     136,376        131,516       232,745            500,637
                                                         -------------- --------------- ---------------- --------------
 STOCKHOLDERS' EQUITY
 Capital stock                                                 13,453             11           (11)  (o)       13,453
 Paid-in capital                                              170,501         (6,989)       44,609   (o)      208,121
 Retained earnings                                            119,746         26,880       (28,830)  (o)      117,796
 Treasury stock at cost                                      (109,427)             -        61,945   (o)      (47,482)
 Unearned compensation                                         (2,954)             -             -             (2,954)
 Deferred compensation payable in Company stock                 2,308              -             -              2,308
 Notes receivable for shares sold                                (934)             -             -               (934)
 Stock subscription receivable from shareholder                     -         (8,053)        8,053   (p)           -
                                                         -------------- --------------- ---------------- --------------
        Total Stockholders' Equity                            192,693         11,849        85,766            290,308
                                                         -------------- --------------- ---------------- --------------
        Total Liabilities and Stockholders'              $    329,069      $ 143,365     $ 318,511          $ 790,945
_____________________________________________


 (a) Amounts represent the historical balance sheet of Vitas at December 31, 2003.

 (b)  Amount represents the net of the following transactions:
        Roto-Rooter cash used in Acquisition                                                $   (31,140)
      Reclassification of Vitas cash, restricted by the terms of its existing debt
        agreement that is to be retired with the proceeds from the Transactions                   8,490
      Release of our cash held in escrow, pending completion of the
        Acquisition                                                                              10,000
      Repayment of shareholder note upon completion of the Acquisition                            8,053
                                                                                            -------------
          Total                                                                             $    (4,597)
                                                                                            =============
 (c)  Reclassification of Vitas cash, restricted by the terms of its existing debt agreement that is to be retired with the proceeds from the Transactions.

 (d) Amount represents elimination of the Company's current investment in Vitas.

 (e)  Amounts represent the elimination of Vitas' goodwill ($40,437) and allocation of the excess of the purchase price of Vitas over its recorded assets and liabilities as required under purchase accounting rules.
        For the purpose of these pro forma statements, we have assumed that the fair values of Vitas' tangible assets and liabilities are equal to their book values on the date of acquisition and that we identified the following intangible assets of Vitas:

      Computer systems and software (average useful life of 5 years)                        $    10,000
                                                                                            =============
      Covenant not to compete with Vitas' retiring CEO (contractual and useful
        life of 8 years)                                                                    $    18,000
      Consulting agreement with Vitas' retiring CEO (contractual and useful life
        of 7 years)                                                                               7,000
                                                                                            -------------
          Total identifiable intangible assets                                              $    25,000
                                                                                            =============
      Unallocated residual asset (goodwill) with an indefinite life                         $   361,228
                                                                                            =============

      We have assumed that the remainder of the unallocated excess purchase price ($361,228) is goodwill with an indefinite life.  During the next several months, we will perform a thorough valuation of all tangible and intangible assets and liabilities as required under purchase accounting rules.  It is possible that our valuation will identify additional and/or different intangible assets with different useful lives and the final purchase price allocation could differ materially from  the estimated allocation used for pro forma purposes.

      The purchase price of Vitas is assumed to have been allocated to the following assets and liabilities:

      Current assets, including note due from stockholder                    $ 87,672
      Property and equipment, including computer software                      22,613
      Identifiable intangible assets                                           25,000
      Goodwill                                                                361,228
      Other assets                                                              6,074
      Current liabilities                                                     (60,191)
      Long-term debt                                                          (67,625)
      Other liabilities                                                        (4,428)
                                                                             ----------
        Subtotal                                                              370,343
      Elimination of our existing investment in Vitas                         (23,636)
                                                                             ----------
      Total purchase price                                                    346,707
      Less: cash and cash equivalents                                         (25,115)
                                                                             ----------
        Net cash outlay                                                      $321,592
                                                                             ==========

 (f)  Amount represents the net of the following transactions:
        Write-off of Vitas' existing deferred financing costs                $ (4,622)
        Capitalize the portion of financing costs related to debt
          incurred to fund the Acquisition                                     14,065
                                                                             ----------
           Total                                                             $  9,443
                                                                             ==========

 (g) Amount represents release of our cash held in escrow, pending completion of the Acquisition.

 (h)  Amount represents the net of the following transactions:
        Repayment of current maturities of existing long-term debt           $ (7,198)
        Proceeds of New Credit Facility (current portion)                       5,000
          Total                                                              $ (2,198)
                                                                             ==========

 (i) Amount represents the tax benefits of the following transactions, computed at the statutory rates:

        Tax benefit for the write-off of Vitas' existing deferred            $ (1,849)
          financing costs
        Tax benefit for severance payments                                       (923)
        Tax benefit for the make whole payment for the retirement of
          our 7.31% Senior Notes                                               (1,050)
                                                                             ----------
            Total                                                            $ (3,822)
                                                                             ==========

 (j) Amount represents payment of accrued interest on existing debt.

 (k) Amount represents the retirement of Noncurrent maturities of existing long-term debt.

 (l) Amount represents proceeds from our New Credit Facility, less current portion.

 (m)  Amounts represent principal amount of Floating Rate and Fixed Rate Notes.

 (n) Amount represents the deferred tax liability arising from the book/ tax basis difference of acquired software.


                                                         ------------   ---------  ----------  -----------  ----------
 (o)  Amount represents the net of the following
      transactions:
                                                            CAPITAL      PAID IN    RETAINED    TREASURY
                                                            STOCK        CAPITAL    EARNINGS    STOCK        TOTAL
       Issuance of 2,000 new shares of capital stock
         from treasury stock at a price of $50 per
         share                                              $     -      $ 37,620   $      -    $ 62,380    $ 100,000
       Transaction costs allocated to issuance of Capital
         Stock                                                    -             -          -        (435)        (435)
       Aftertax loss from the make whole payment on our
         debt                                                     -             -     (1,950)          -       (1,950)
       Elimination of Vitas' shareholders' equity               (11)        6,989    (26,880)          -      (19,902)
                                                         ------------   ---------  ----------  -----------  ----------
          Total                                             $   (11)     $ 44,609   $(28,830)   $ 61,945    $  77,713
                                                         ============   =========  ==========  ===========  ==========

 (p) Amount represents repayment of stockholder note upon completion of the Acquisition.

 (q) Twenty-three key employees of Vitas have severance arrangements which they may invoke upon change in control of Vitas. If all of these employees elected to leave Vitas during the two-year period following the completion of the Acquisition, an aggregate payout of approximately
      $12,200 will be required. Although we will make reasonable efforts to retain all of these employees, it is not possible at this time to predict how many, if any, will choose to leave. Because it is not possible to estimate the liability that may be incurred in connection with the possible departure of these key employees, no liability for such severance payments is included on this pro forma balance sheet.

                               INDEX TO EXHIBITS


Exhibit No.   Exhibit
-----------   -------
   99.1       Press release, dated February 24, 2004, issued by Roto-Rooter,
              Inc.